UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Jos. A. Bank Clothiers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JOS. A. BANK CLOTHIERS, INC.
500 Hanover Pike
Hampstead, Maryland 21074
Dear Stockholder:
You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company’s corporate offices, 500 Hanover Pike, Hampstead, Maryland, commencing at 10:00 a.m., local time, on Thursday, June 18, 2009.
The following pages contain the formal notice of the Annual Meeting and the related Proxy Statement. The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 is enclosed with these materials.
Issues to be considered and voted on at the Annual Meeting are set forth in the Proxy Statement. You are encouraged to carefully review the Proxy Statement and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible by promptly signing, dating and returning the enclosed proxy card in the accompanying reply envelope. If you attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.
I look forward to meeting you on June 18th and discussing with you the business of your company.

Sincerely,

R. Neal Black,
President and Chief Executive Officer
May 15, 2009

JOS. A. BANK CLOTHIERS, INC.
500 Hanover Pike
Hampstead, Maryland 21074
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
JUNE 18, 2009

Time and Date	10:00 a.m., local time, on June 18, 2009

Place	Our corporate offices, 500 Hanover Pike, Hampstead, Maryland

Items of Business	(1) To elect three directors for terms expiring at our 2012 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified;

(2) To ratify the appointment of our registered public accounting firm for the fiscal year ending January 30, 2010;

(3) To approve the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan; and

(4) To consider such other business as may properly come before the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were a Jos. A. Bank stockholder as of the close of business on April 30, 2009.

Meeting Admission
You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance.

If you are not a stockholder of record but hold shares beneficially (e.g., in street name through a broker, trustee or other nominee), you should be prepared to provide proof of beneficial ownership as of the Record Date, such as your most recent account statement dated prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or other nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the “Questions and Answers” section beginning on page 1 of the Proxy Statement and to the instructions on the proxy or voting instruction card.

May 15, 2009	By order of the Board of Directors,

Charles D. Frazer, Secretary
Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of
Stockholders to Be Held on June 18, 2009.
The proxy statement and annual report on Form 10-K
are available at https://materials.proxyvote.com/480838.

JOS. A. BANK CLOTHIERS, INC.
PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2009
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: Why am I receiving these materials?
A: The Board of Directors (the “Board”) of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“Jos. A. Bank,” the “Company,” “our” or “we”), is providing these proxy materials to you in connection with the Board’s solicitation of proxies for our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on June 18, 2009. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement and accompanying proxy card are being mailed on or about May 15, 2009 to all stockholders entitled to vote at the Annual Meeting.
Q: What information is contained in this Proxy Statement?
A: The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers and certain other required information.
Q: How may I obtain Jos. A. Bank’s Annual Report on Form 10-K for the year ended January 31, 2009?
A: We have enclosed with this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 (“Fiscal 2008”). We filed our Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”) on April 8, 2009. Our Annual Report on Form 10-K and our other filings with the SEC can be accessed through our website at www.josbank.com.
Q: Can I view these proxy materials over the Internet?
A: Yes. The Notice of Meeting, this Proxy Statement and accompanying proxy card and our Annual Report on Form 10-K are available at https://materials.proxyvote.com/480838.
Q: What items of business will be voted on at the Annual Meeting?
A: The items of business scheduled to be voted on at the Annual Meeting are:
•	The election of three directors for terms expiring at our 2012 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified;

•	The ratification of the appointment of our registered public accounting firm for the fiscal year ending January 30, 2010 (“Fiscal 2009”); and

•	The approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan.

We will also consider other business that properly comes before the Annual Meeting.
Q: How does the Board recommend that I vote?
A: Our Board recommends that you vote your shares “FOR” the nominees to the Board; “FOR” the ratification of the appointment of our registered public accounting firm for Fiscal 2009; and “FOR” the approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan.
Q: What shares can I vote?
A: Each share of our common stock issued and outstanding as of the close of business on April 30, 2009 (the “Record Date”) is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.
You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee (collectively, a “Broker”).
On the Record Date we had 18,290,977 shares of common stock issued and outstanding.
Q: What is the difference between being a stockholder of record and being the beneficial owner of shares held in street name?
A: A stockholder of record holds shares in his or her own name. Beneficial owners of shares held in street name hold their shares through a third party, such as a Broker. Most of our stockholders hold their shares beneficially in street name through a Broker rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those held in street name:
Stockholder of Record
You are the stockholder of record of any of your shares registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. With respect to such shares, these proxy materials are being sent to you by Jos. A. Bank. As the stockholder of record, you have the right to grant your voting proxy directly to our designees, R. Neal Black and Charles D. Frazer, or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.
Shares beneficially held in Street Name
You are the beneficial owner of any of your shares held in street name. With respect to such shares held through a Broker, these proxy materials, together with a voting instruction card, are being forwarded to you by your Broker. As the beneficial owner, you have the right to direct your Broker how to vote and you are also invited to attend the Annual Meeting.
Since a beneficial owner that holds shares in street name is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” or other evidence of your beneficial ownership from your Broker giving you the right to vote the shares at the Annual Meeting. Your Broker is responsible for enclosing or providing voting instructions for you to use in directing your Broker how to vote your shares.

Q: How can I attend the Annual Meeting?
A: You are entitled to attend the Annual Meeting only if you were a Jos. A. Bank stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at our principal executive offices, which are located at 500 Hanover Pike, Hampstead, Maryland 21074. To obtain directions to be able to attend the Annual Meeting and vote in person, please contact our Investor Relations Department at (410) 239-5900.
If you are not a stockholder of record but hold your shares in street name, you should provide proof of beneficial ownership on the Record Date, such as a legal proxy, your most recent account statement dated prior to the Record Date, a copy of the voting instruction card provided by your Broker or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.
The Annual Meeting will begin promptly at 10:00 a.m., local time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.
Q: May I vote my shares in person at the Annual Meeting?
A: Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy or other evidence of beneficial ownership from your Broker giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.
Q: How can I vote my shares without attending the Annual Meeting?
A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your Broker. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your Broker.
Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.
Q: Can I change my vote?
A: Yes. You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your Broker, or, if you have obtained a legal proxy or other evidence of beneficial ownership from your Broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Without taking one of the actions described above, attendance at the Annual Meeting will not cause your previously granted proxy or voting instructions to be revoked.

Q: Who can help answer my questions?
A: If you have any questions about the Annual Meeting or how to vote or revoke your proxy or if you need additional copies of this Proxy Statement or voting materials, please contact our Investor Relations Department at (410) 239-5900.
Q: Is my vote confidential?
A. Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Jos. A. Bank or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.
Q: How many shares must be present or represented to conduct business at the Annual Meeting?
A: In order to hold and transact business at the Annual Meeting, a majority of outstanding shares of Jos. A. Bank common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Q: How are votes counted?
A: In the election of the directors, you may vote “FOR” the nominees or you may “WITHHOLD AUTHORITY” with respect to any or all of the nominees.
For other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (in the case of this Annual Meeting, “FOR” our nominees to the Board; “FOR” the ratification of the selection of our registered public accounting firm; “FOR” the approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan; and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).
Q: What is the voting requirement to approve each of the proposals?
A: The affirmative vote of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each director. In the election of the directors, the three persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of any director nominee will not be voted with respect to that nominee, although it will be counted for purposes of determining whether there is a quorum.
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of our registered public accounting firm.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan.
If you hold shares beneficially in street name and do not provide your Broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a Broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Therefore, assuming a quorum is obtained, broker non-votes will not affect the outcome of any of the three proposals presented at the Annual Meeting.
Q: What happens if additional matters are presented at the Annual Meeting?
A: We are not aware of any business to be acted upon at the Annual Meeting other than the three items of business described in this Proxy Statement. If you grant a proxy, the persons named as proxy holders, R. Neal Black and Charles D. Frazer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our director nominees is unavailable to stand for election, the proxy holders will vote your proxy for such other candidate(s) as may be nominated by our Nominating and Governance Committee.
Q: Who will serve as inspector of elections?
A: The inspector of elections will be a representative of Jos. A. Bank.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q: How may I obtain a separate set of voting materials?
A: SEC rules permit companies and intermediaries such as Brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some Brokers “household” proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy or voting instruction card. Once you have received notice that your Broker will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your Broker. Similarly, if you are beneficial owners sharing an address who are receiving multiple copies of this Proxy Statement and our Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future, please notify your Broker to request to participate in “householding.” If you would like to receive a separate copy of this year’s Proxy Statement and/or Annual Report on Form 10-K, please visit our website, www.josbank.com (click “Investor Relations” and then click “Information Request”). You may also contact our Investor Relations Department at 500 Hanover Pike, Hampstead, Maryland 21074, telephone: (410) 239-5900 and we will promptly deliver the Proxy Statement and/or Annual Report on Form 10-K upon your request.

Q: Who will bear the cost of soliciting votes for the Annual Meeting?
A: Jos. A. Bank is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees. These individuals will not receive any additional compensation for any solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders. We may also retain a proxy solicitation firm to assist with the solicitation of proxies, which may be in person, by telephone or by any other means of communication. Any such firm retained to solicit proxies will be paid its customary fee plus out-of-pocket expenses.
Q: Where can I find the voting results of the Annual Meeting?
A: We intend to announce preliminary voting results at the Annual Meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending August 1, 2009.
Q: What is the deadline for submitting proposals for inclusion in Jos. A. Bank’s proxy statement for the 2010 Annual Meeting of Stockholders?
A: Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our Proxy Statement relating to, and for consideration at, the 2010 Annual Meeting of Stockholders by submitting their proposals to us in a timely manner. Such proposals will be so included if received at our principal executive offices not later than January 15, 2010 and if they otherwise comply with the requirements of Rule 14a-8.
Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.
Notice Deadlines
In order for a stockholder proposal, including director nominations, to be considered at an Annual Meeting of Stockholders, a timely notice to the Secretary of such proposal and/or nominations must be delivered to or mailed and received at our principal executive offices no later than the date which is 120 calendar days prior to the anniversary date of the previous Annual Meeting of Stockholders, which date for the 2010 Annual Meeting of Stockholders will be February 18, 2010. In the event that the date of the Annual Meeting of Stockholders is advanced by more than 60 days or delayed by more than 90 days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the one hundred twentieth day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of (1) the sixtieth day prior to such Annual Meeting of Stockholders or (2) the tenth day following the date on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure thereof was made, whichever first occurs.

Stockholders’ Proposals
As to each matter of business a stockholder proposes to bring before the Annual Meeting of Stockholders, the timely notice shall set forth the following:
•	a brief description of the business desired to be brought before the Annual Meeting of Stockholders and the reasons for conducting such business at the Annual Meeting of Stockholders;

•	the name and address, as they appear on our books, of the stockholder proposing such business;

•	the number of shares of our common stock which are beneficially owned by the stockholder;

•	any material interest of the stockholder in such business; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent of a stockholder proposal.
Nomination of Director Candidates
To be considered at an Annual Meeting of Stockholders, nominations of persons for election to our Board must be properly brought before an Annual Meeting of Stockholders in accordance with the provisions of our Amended and Restated Bylaws. For a stockholder to properly bring nominations before an Annual Meeting of Stockholders, the stockholder must have given timely notice thereof in writing to our Secretary.
In the case of nominations, the notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director the following:
•	the name, age, business address and residence address of the nominee;

•	the principal occupation or employment of the nominee;

•	the number of shares of our common stock that are beneficially owned by the nominee;

•
a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming each person or persons) pursuant to which the nominations are to be made by the stockholder; and

•
any other information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

In addition, each stockholder making such nominations, must provide, as to such stockholder:
•	the stockholder’s name and address as they appear on our books;

•	the number of shares of our common stock which are beneficially owned; and

•	any material arrangement or relationship with each nominee.

Copy of Amended and Restated Bylaw Provisions
You may contact the Secretary of Jos. A. Bank at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws regarding the requirements for making stockholder proposals and nominating director candidates.
PROPOSAL ONE
ELECTION OF DIRECTORS
The Board consists of eight members and is divided into three classes. Each class holds office for a term of three years. This year’s nominees for director, Andrew A. Giordano, William E. Herron and Henry Homes, III (individually, a “Director Nominee” and together, the “Director Nominees”) are currently directors of the Company. Each Director Nominee was nominated by the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) for re-election to the Board for a term of three years expiring at the 2012 Annual Meeting of Stockholders or at such later time as his successor is duly elected and qualified.
If any or all of the Director Nominees should become unavailable for election at the time of the Annual Meeting, the shares represented by the proxies solicited for the Annual Meeting will be voted for such substitute nominee(s) as may be determined by the Nominating and Governance Committee. The Board expects that all of the Director Nominees will be able to serve as directors if re-elected at the Annual Meeting. In the election of directors, you may vote “FOR” the Director Nominees or you may “WITHHOLD AUTHORITY” with respect to any or all of the Director Nominees. Unless a stockholder withholds authority on the proxy card with respect to any or all of the Director Nominees, the shares represented by the accompanying proxy will be voted “FOR” the election of the Director Nominees.
The election of a director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting.
Certain information concerning the Director Nominees and those directors whose terms of office will continue following the Annual Meeting is set forth below.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the election of Mr. Giordano, Mr. Herron and Mr. Homes.
Director Nominees Standing for Election for Terms Expiring in 2012
Andrew A. Giordano has served as one of our directors since 1994 and became our Chairman Emeritus in December 2008. Mr. Giordano has served as our Lead Independent Director since 1999. Mr. Giordano was Chairman of the Board from May 1999 to December 2008. He was interim Chief Executive Officer of Jos. A. Bank from May 1999 to October 1999. Mr. Giordano has been the principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. Mr. Giordano serves as Chairman of the Compensation Committee of Dale Carnegie and Associates, a privately owned provider of personal advancement training, where he has been a Director since 2001. Since January 2009, Mr. Giordano has also been a director of Hurd Windows and Doors of Wausau, Wisconsin, a privately owned manufacturer and retailer. Mr. Giordano retired from his position as CEO, Naval Supply Systems Command and Chief of the Navy Supply Corps with the rank of Rear Admiral. Mr. Giordano is a former director of the Navy, Marine Corps Residence Foundation and the Navy Memorial Foundation.

William E. Herron has served as one of our directors since April 2005. Since January 2002, Mr. Herron has been self-employed as a strategic consultant to companies seeking to initiate business with the federal government. From 1982 through December 2001, Mr. Herron was a partner in Arthur Andersen, having served in its Accounting and Audit practice from 1982 until 1994 and in its Business Consulting practice from 1995 until 2001. Among his other duties with Arthur Andersen, Mr. Herron was the Managing Partner of the firm’s Office of Government Services. Mr. Herron was a licensed CPA for over 30 years and is a current member of the American Institute of Certified Public Accountants and Pennsylvania Institute of Certified Public Accountants. He has served on the boards of directors of several privately held companies including as chair of an audit committee. He has been active for over 30 years on boards of civic and charitable institutions. Mr. Herron is a retired Rear Admiral from the U.S. Naval Reserve.
Henry Homes, III has served as one of our directors since September 2008. Since 1986, Mr. Homes has been the president and chief executive officer of Homesco, Inc., a general business consulting firm with emphasis on logistics and commercial relocation companies. From 1989 through March 2008, Mr. Homes was the chief executive officer of Maryland Officer Relocators, a regional relocation and logistics company operating in the Mid-Atlantic region of the United States. Mr. Homes served as president of the Ruxton, Riderwood, Lake Roland Improvement Association from 2000 through 2002 and has served on multiple civic and charitable boards and committees.
Directors Whose Terms Expire in 2010
Gary S. Gladstein has served as one of our directors since 1990. Mr. Gladstein is an independent investor and has been a senior consultant to Soros Fund Management LLC, an investment advisory firm, since January 2000. From 1989 to December 1999, he was a Managing Director and the Chief Operating Officer of Soros Fund Management LLC. Mr. Gladstein is a director of Mueller Industries, Inc. (NYSE: MLI), a manufacturer of copper, brass, plastic and aluminum products, and IRSA Inversiones y Representaciones S.A. (NYSE: IRS), a publicly-traded real estate company based in Argentina. Mr. Gladstein is a director of several private companies and not-for-profit organizations including the Biblelands Museum in Jerusalem, The Samuel Waxman Cancer Research Foundation at Mt. Sinai Hospital, The Abraham Fund Initiatives and BBYO. He is a director emeritus of the University of Connecticut Foundation.
Sidney H. Ritman has served as one of our directors since July 2005. Mr. Ritman is the founder, owner and operator of Toni Industries, Inc. and Giorgio San Angelo, LLC, importers and sellers of women’s clothing. Mr. Ritman has an extensive background in international sourcing for U.S. and European apparel retailers, including fifteen years in residence in Hong Kong as the Managing Director of Armstrong Industries, Ltd., a sourcing agent which had offices in seven countries. In 1987, Mr. Ritman organized the sale of Armstrong to Colby-Staton International, a Hong Kong-based sourcing company, for which Mr. Ritman served as a consultant and director until 1997. Mr. Ritman is a former trustee of Rollins College, Winter Park, Florida and The Brunswick School, Greenwich, Connecticut. Mr. Ritman is a former United States Marine Corps officer, having served on active duty and in the Marine Forces Reserve for nine years.

Directors Whose Terms Expire in 2011
R. Neal Black has served as one of our directors and as our Chief Executive Officer since December 2008. Mr. Black has been our President since April 2007. He joined the Company in January 2000 and served as Executive Vice President-Merchandising and Marketing from January 2000 to April 2007. In addition, Mr. Black was our Chief Merchandising Officer from January 2000 to December 2008. Mr. Black has spent his entire professional career in the retail industry including: from 1998 to 2000, with McRae’s department stores, a division of Saks Incorporated, as Senior Vice President/General Merchandise Manager; from 1995 to 1998, with Venture Stores, Inc., a publicly traded family value retailer, ending as Senior Vice President of Product Development and General Merchandise Manager; from 1992 to 1995, with Gottschalks Department Stores, a regional department store headquartered in Fresno, California, ending as Vice President/General Merchandise Manager; and from 1983 to 1992, with Design Linens, Inc., a privately-owned specialty retail chain headquartered in Portland, Oregon, ending as President.
James H. Ferstl has served as one of our directors since September 2008. Since its founding in 1999, Mr. Ferstl has been the principal of J&M Enterprises, a retail consulting, commercial real estate and personal financial investment firm. From 1965 to 1999, Mr. Ferstl was employed in various capacities in the retail industry including, from 1995 to 1999, as Executive Vice President, Chief Merchandising Officer and Board member of Venture Stores, Inc., a publicly traded family value retailer; from 1987 to 1995, as Corporate Vice President-General Merchandise Manager (Home and Hard lines) for Gottschalks Department Stores, a regional department store headquartered in Fresno, California; from 1984 to 1987, as Senior Vice President and General Manager for Platt Electronics Corp., a consumer electronics business based in Torrance, California, with responsibility for its 140 store West coast region; and from 1981 to 1984, as Executive Vice President for Merchandising and Stores Operation and Chief Merchandising Officer for Broadway Southwest Dept. Stores, a division of Carter Hawley Hale Stores Inc. based in Phoenix, Arizona.
Robert N. Wildrick has served as one of our directors since 1994 and as our Chairman of the Board since December 2008. From November 1999 to December 2008, Mr. Wildrick was our Chief Executive Officer. In addition, he was our President from December 1999 to April 2007 and our Executive Chairman from April 2007 to December 2008. Mr. Wildrick is a member of the Town Council of Palm Beach, Florida and Chairman of its Finance and Taxation Committee and its Public Safety Committee. Mr. Wildrick has been a member of the Board of Directors of Checkpoint Systems, Inc. (NYSE: CKP), a manufacturer of retail shrink management solutions, since December 2008. Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its board of directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick’s former directorships include Goodwill Industries, The Pride of Baltimore, Johns Hopkins Children’s Hospital Advisory Board, The Cystic Fibrosis Foundation and the Boy Scouts of America where he was a Director in New York and Charlotte, North Carolina. He has been a sponsor and fundraiser for the American Heart Association, various Police Associations and the Boy Scouts where he helped fund scout camps for children with disabilities.
Board Independence
The Board has affirmatively determined that each of Messrs. Ferstl, Giordano, Gladstein, Herron, Homes and Ritman (individually, an “Independent Director” and collectively, the “Independent Directors”) is an “independent director” as defined in the Nasdaq Stock Market Rules (the “Nasdaq Rules”). In making this determination, the Board found that none of the Independent Directors has a disqualifying relationship which would prohibit him from being considered “independent” under the Nasdaq Rules and that none of the Independent Directors has any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. At each meeting of the Board held during Fiscal 2008, the Independent Directors met in executive session in compliance with the Nasdaq Rules.

Committees of the Board of Directors
The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating and Governance Committee. In addition, in September 2007, the Board formed a Special Litigation Committee. The members and primary responsibilities of the committees of the Board of Directors are as follows:
Audit Committee
The Audit Committee, comprised of Messrs. Giordano, Gladstein and Herron (Chairman), assists the Board with the oversight of: (1) the integrity of our financial statements; (2) the qualifications and independence of our registered public accounting firm; (3) the performance of our registered public accounting firm; (4) the adequacy of our systems of internal accounting and financial controls; and (5) our compliance with ethics policies and legal and regulatory requirements. As required by applicable law, rules or regulations and otherwise to the extent it deems necessary or appropriate, the Audit Committee also reviews and approves all related party transactions and considers information regarding potential relationships between the Company and the directors, executive officers or their immediate family members.
The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered public accounting firm (including resolution of disagreements between management and our registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. Our registered public accounting firm reports directly to the Audit Committee. The Audit Committee has the authority, to the extent it deems necessary or appropriate to carry out its duties, to retain independent legal, accounting or other advisors. We cover all payments to these independent advisors. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The Board has determined that Mr. Herron is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. All members of the Audit Committee are independent directors as defined in the Nasdaq Rules and Rule 10A-3 of the Exchange Act.
The Audit Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.
Compensation Committee
The Compensation Committee, comprised of Messrs. Herron, Homes and Ritman (Chairman), determines the compensation of the Chief Executive Officer and other executive officers of the Company in accordance with the Nasdaq Rules; and may advise the Board, or take other action, on other matters of compensation. The current members of the Compensation Committee were appointed by the Board in September 2008. Prior to that date, during Fiscal 2008, the Compensation Committee included former Board member David A. Preiser. Mr. Preiser had been the Chairman of the Compensation Committee until he resigned from the committee in April 2008. Also in April 2008, Mr. Giordano was appointed as Chairman of the Compensation Committee and Mr. Gladstein was appointed to the committee. The Board of Directors has determined that all members of the Compensation Committee are independent directors as defined in the Nasdaq Rules. The Compensation Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com. The Compensation Committee may delegate any aspect of its responsibility and authority to subcommittees or individual Compensation Committee members.

Executive Committee
The Executive Committee, comprised of Messrs. Giordano, Ritman and Wildrick (Chairman), is authorized to exercise all of the powers and authority of the Board at times when the Board is not meeting, provided, however, that the Executive Committee is not permitted to exercise such powers as are reserved for the Board under Delaware law or otherwise restricted under the terms of the Executive Committee’s charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.
Nominating and Governance Committee
The Nominating and Governance Committee, comprised of Messrs. Ferstl, Giordano (Chairman) and Ritman proposes the slate of candidates for election as directors at each Annual Meeting of Stockholders; considers and reviews the qualifications of any individual nominated for election to the Board by stockholders; in the event of any vacancies which may arise on the Board, identifies and recommends to the Board candidates who are qualified to serve on the Board; recommends to the Board the assignment of directors to serve on committees of the Board; and develops and recommends to the Board (and reviews from time to time) corporate governance principles for the Company as the Nominating and Governance Committee may deem necessary or advisable. The current members of the Nominating and Governance Committee were appointed by the Board in September 2008. Prior to that date, during Fiscal 2008, the Nominating and Governance Committee was comprised of Messrs. Giordano, Herron and Ritman (Chairman). The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors as defined in the Nasdaq Rules. The Nominating and Governance Committee operates pursuant to a charter duly adopted by the Board. A current copy of the charter is available on our website at www.josbank.com.
Special Litigation Committee
On October 17, 2006, two substantially identical shareholder derivative actions which had been filed against the directors of the Company were consolidated by the United States District Court for the District of Maryland as In re Jos. A. Bank Clothiers, Inc. Derivative Litigation (1:06-cv-02095-BEL) (the “Derivative Action”). The Amended Shareholder Derivative Complaint in the Derivative Action made claims for various violations of state law that allegedly occurred from January 5, 2006 through October 20, 2006. On September 13, 2007, upon motion of the Company, the court dismissed the Derivative Action. Among the reasons for dismissal was the failure of the plaintiff to demand that the Board of Directors pursue on behalf of the Company the claims alleged in the Derivative Action. By letter dated September 17, 2007 (the “Demand Letter”), the plaintiff in the Derivative Action, by and through his attorneys, made such demand.
The Special Litigation Committee, comprised of Messrs. Giordano, Herron and Ritman, was established by the Board in September 2007 to investigate, and determine the position of the Company with respect to, all matters relating to the Demand Letter. The Special Litigation Committee, with the assistance of independent counsel, conducted an investigation into the claims presented in the Demand Letter and issued its findings in a “Report of the Special Litigation Committee of Jos. A. Bank Clothiers, Inc.,” dated February 7, 2008 (the “Report”). In the Report, the Special Litigation Committee concludes that, for a variety of reasons, “the institution of a lawsuit [as proposed in the Demand Letter] is neither appropriate nor in the best interest of the Company. . . . First, and most important [among those reasons, the Special Litigation Committee found that] the proposed lawsuit is entirely without merit.” The Board of Directors has determined that all of members of the Special Litigation Committee are independent directors as defined in the Nasdaq Rules.

Attendance at Board and Committee Meetings
During Fiscal 2008, the Board held five meetings; the Audit Committee held five meetings; the Compensation Committee held three meetings and the Special Litigation Committee held one meeting. The Nominating and Governance Committee took action by unanimous written consent, but did not meet, during Fiscal 2008. The Executive Committee was formed in April 2009 and therefore did not meet during Fiscal 2008. During Fiscal 2008, each director attended or participated in 75% or more of (a) the meetings of the Board held during his tenure on the Board and (b) the meetings held during his tenure by all committees of the Board on which such director served.
It is the policy of the Board that all Directors are expected to attend the Company’s annual meetings of stockholders. All of our then-sitting directors were present at the 2008 Annual Meeting of Stockholders held on June 19, 2008.
Stockholder Communication with the Board of Directors
Stockholders may communicate with the Board by sending a letter to Jos. A. Bank Clothiers, Inc. Board of Directors c/o General Counsel, 500 Hanover Pike, Hampstead, Maryland 21074. The General Counsel will receive the correspondence and forward it to the Chairman of the Board, the Chairman of the Audit Committee or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication which is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.
Consideration of Director Nominees
Director Qualifications
The Board does not believe that it is in our best interests to establish rigid criteria for the selection of prospective director nominees. Rather, the Board recognizes that the challenges and needs we face will change over time and, accordingly, believes that the selection of prospective director nominees should be based on skill sets relevant to the issues we face or are likely to face at the time of nomination. At the same time, the Board strongly believes that we will benefit from a diversity of background and experience on the Board. The Board therefore seeks prospective director nominees who, in addition to general management experience and business knowledge, possess an expertise in one or more areas critical to the Company, such as: retail, finance, international business, investment banking, corporate governance, financial control systems, risk assessment, logistics and investor relations. In addition, there are certain general attributes that the Board believes all prospective director nominees must possess in order to be recommended by the Nominating and Governance Committee, including:
•	a commitment to ethics and integrity;

•	a commitment to personal and organizational accountability;

•	a history of achievement that reflects superior standards for themselves and others; and

•	an ability to take tough positions while, at the same time, being respectful of the opinions of others and working collaboratively.
Identifying and Evaluating Prospective Director Nominees
The Nominating and Governance Committee uses a variety of methods for identifying nominees for director. Prospective director nominees may come to our attention through current directors, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will evaluate all prospective director nominees, including those recommended by stockholders, in the same manner. Generally, prospective director nominees will be evaluated at special meetings of the Nominating and Governance Committee. The Nominating and Governance Committee will make an initial determination as to whether to conduct a full evaluation of the prospective director nominee based upon various factors, including, but not limited to: (1) the information submitted with the nomination, (2) the Nominating and Governance Committee’s own knowledge of the prospective director nominee, (3) the current size of the Board and any anticipated vacancies or needs and (4) whether the prospective director nominee can satisfy any specific minimum qualifications established by the Nominating and Governance Committee. The Nominating and Governance Committee may then decide to do a comprehensive evaluation of a prospective director nominee. The Nominating and Governance Committee may also choose to interview the candidate.
Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider prospective director nominations properly submitted by a stockholder. For a description of the process for nominating directors in accordance with our Amended and Restated Bylaws, see “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” in the “Questions and Answers” section of this Proxy Statement. No stockholder has submitted a nominee for consideration by the Nominating and Governance Committee in connection with the Annual Meeting.
PROPOSAL TWO
RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of Appointment of Deloitte & Touche LLP
The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for Fiscal 2009. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting is required to ratify the selection of Deloitte. Deloitte has served as the Company’s independent registered public accounting firm since 2004. One or more representatives of Deloitte are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make such statements as they may desire.
In the event the stockholders fail to ratify the appointment of Deloitte, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and in the best interests of our stockholders.
Fees to the Company by Principal Accountant
The fees for services rendered by Deloitte and its affiliates for Fiscal 2007 and Fiscal 2008 were as follows:

Type of Fee	Fiscal 2007	Fiscal 2008
	($)	($)
Audit Fees (1)	907,000	880,000
Audit-Related Fees (2)	60,000	38,000
Tax Fees (3)	32,500	57,500
All Other Fees (4)	1,500	2,000

Total Fees	1,001,000	977,500

(1)
Audit fees represent the aggregate fees for the stated fiscal year for professional services rendered for the audit of the Company’s annual financial statements and the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that are normally provided by the accountant in connection with certain statutory and regulatory filings or engagements.

(2)	Audit-related fees represent the aggregate fees for limited scope audits for two retirement plans in Fiscal 2007 and a limited scope audit for one retirement plan in Fiscal 2008.

(3)	Tax fees represent the aggregate fees for the stated fiscal year for tax compliance, tax advice and tax planning.

(4)
All other fees include the aggregate fees for the stated fiscal year for products and services provided by the principal accountant other than the services reported above. All other fees for Fiscal 2007 and Fiscal 2008 are subscription fees for access to Deloitte’s on-line research facility.

Pre-approval Policies and Procedures
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by its registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee approved all such services prior to the auditor’s engagement for such services during Fiscal 2008.
Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Deloitte & Touche LLP to serve as our registered public accounting firm for Fiscal 2009.
PROPOSAL THREE
APPROVAL OF THE JOS. A. BANK CLOTHIERS, INC. EXECUTIVE MANAGEMENT INCENTIVE PLAN
In December 2008, the Compensation Committee adopted, subject to stockholder approval, the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan, which we also refer to as the “Incentive Plan”. We are requesting that the stockholders approve the Incentive Plan. The Board of Directors believes that approval of the Incentive Plan is in our stockholders’ best interests because it links a portion of executive compensation to Company performance, while providing an opportunity to reduce our income tax expense by maximizing the deductibility of compensation expense.
Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation (such as Jos. A. Bank) for compensation in excess of $1 million paid to certain executive officers in a taxable year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. If approved by our stockholders, compensation paid pursuant to the Incentive Plan will qualify as performance-based compensation and the related compensation expense is expected to be fully deductible.
Approval of the Incentive Plan requires the affirmative vote of a majority of the shares represented at the Annual Meeting either in person or by proxy and entitled to vote on this proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this proposal has been approved. Should our stockholders fail to approve the Incentive Plan at the Annual Meeting, the awards granted subject to stockholder approval prior to the date of the Annual Meeting will be cancelled.

Recommendation of the Board of Directors
The Board of Directors recommends that the stockholders vote FOR the approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan.
The material terms of the Incentive Plan are summarized below. This summary, however, does not purport to be a complete description of the Incentive Plan, a copy of which has been included as the Appendix to this Proxy Statement. The following summary is qualified in its entirety by reference to the complete text of the Incentive Plan.
Purpose
The purposes of the Incentive Plan are to increase stockholder value and the success of the Company by attracting, retaining and motivating selected participants to achieve our business and financial goals. The Incentive Plan permits us to pay bonuses that meet the requirements for qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.
Administration
The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of independent directors. All questions of interpretation are determined by the Compensation Committee and its decisions are final and binding on all participants.
Participation
The only individuals eligible to participate in the Incentive Plan are the executive officers of the Company and any other employee of the Company whose compensation is not or may not be fully deductible under Section 162(m) or any other section of the Internal Revenue Code absent the participation of such employee in the Incentive Plan. Currently, the Company’s Chief Executive Officer and four Executive Vice Presidents are the only employees eligible to be selected as participants. For each period of time determined by the Compensation Committee as the period during which performance objectives must be satisfied (a “Performance Period”), the Compensation Committee may designate one or more eligible employees as participants. Participation is generally designated on an annual basis. Participation in one Performance Period does not ensure participation in future periods.
Plan Operation
Under the Incentive Plan, the Compensation Committee will establish and approve for each participant for each Performance Period one or more performance objectives, at least one of which shall be based on the business criteria discussed below. The Compensation Committee will also establish the maximum amount which may be paid to each participant in the event he or she satisfies such performance objectives for a particular Performance Period (such maximum amount being referred to herein and in the Incentive Plan as an “Award Target”). Absent any designation to the contrary, each executive officer of the Company for whom the Compensation Committee has established an Award Target for any given Performance Period shall automatically be deemed an Incentive Plan participant for that Performance Period. Award Targets may be expressed as a dollar amount or as a percentage of a participant’s base salary. Following the Performance Period, the Compensation Committee will evaluate whether the participant satisfied his or her performance objectives and, if so, the amount of the Award Target which should be paid to the participant (“Award Payment”). An Award Payment may not exceed the pre-established Award Target.

Business Criteria on which the Performance Goals are Based
The Incentive Plan sets forth a number of business criteria, at least one of which must be selected by the Compensation Committee as a basis (or the basis) for determining an Award Payment (the “Business Criteria”). For purposes of this description of the Incentive Plan, we will refer, in the plural, to “performance objectives” and “Business Criteria.” However, for any Performance Period, the Compensation Committee may select a single performance objective as the basis for evaluating whether to make an Award Payment. In such event, the single performance objective must be one of the Business Criteria. The Business Criteria are:
•	Net income.

•	Earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis.

•	Increase in the trading price of the Company’s stock above the trading price at the time the criteria are established.

•	Total stockholder return.

•	Working capital.

•	Sales.

•	Expense and cost reductions or improvement in or attainment of expense levels.

•	Return ratios based on equity, investment, capital employed and/or assets.

•	Inventory levels, turns or aging.

•	Operating ratios based on margin, income and/or net income.

•	Market share.

•	Cash flow or operating cash flow.

•	The increase, decrease or ending balance of any item on the Company’s consolidated balance sheets.

•	Any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Compensation Committee.
In determining whether performance objectives based on the Business Criteria have been satisfied, the following occurrences during the Performance Period will be disregarded: (1) changes in tax law or accounting principles that become effective during the Performance Period; (2) extraordinary, unusual or infrequently occurring events; (3) the disposition of a business or significant assets; (4) gains or losses from all or certain claims and/or litigation and insurance recoveries; (5) the impact of impairment of intangible assets; (6) restructuring activities; (7) the impact of investments or acquisitions; and/or (8) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Compensation Committee must select criteria that collectively satisfy the requirements of “performance-based compensation” for the purposes of Section 162(m) of the Internal Revenue Code, including by establishing the Award Targets at a time when the performance relative to such targets is substantially uncertain. Moreover, at the time that an Award Target is established, the Compensation Committee may establish a schedule for an Award Payment based upon the partial achievement of one or more performance objectives.
Award Payment
The performance objectives established by the Compensation Committee as the bases for an Award Payment must include at least one of the Business Criteria. Following the close of each Performance Period, the Compensation Committee shall determine whether each Participant achieved his or her pre-established performance objectives (including the Business Criteria). If the pre-established Business Criteria were not satisfied, an Award Payment may not be authorized (even if other performance objectives were satisfied). Assuming the Business Criteria were satisfied, the Compensation Committee may authorize an Award Payment up to, but not in excess of, the pre-established Award Target. Notwithstanding the Compensation Committee’s determination that the Business Criteria were fully satisfied, the Compensation Committee shall nevertheless have discretion to reduce an Award Payment and may apply subjective, discretionary criteria for this purpose.

Award Payments shall be made within 30 days following the later of the receipt by the Compensation Committee of the Company’s audited financial statements for the applicable Performance Period and certification by the Compensation Committee that the performance objectives (including the Business Criteria) have been satisfied. The Compensation Committee has the discretion to settle awards in cash, shares of our common stock or a combination of cash and stock. Payroll and other taxes will be withheld as required by law. The Compensation Committee may defer the payment of awards or any portion thereof to Participants to the extent necessary or desirable to preserve the deductibility of such amounts under Section 162(m) of the Internal Revenue Code. In addition, the Compensation Committee may permit Participants to defer receipt of the payment of awards that would otherwise be delivered to a Participant to the extent permitted by the tax rules relating to deferred compensation.
Plan Duration and Award Payment Limitation
Unless terminated earlier by the Compensation Committee or the Board of Directors, Award Payments may be made under the Incentive Plan for any Award Targets that were established before the first annual meeting of stockholders that occurs in 2014. The maximum amount that may be paid to any participant in any fiscal year is $5 million. No compensation will be paid under the Incentive Plan unless the Incentive Plan is approved by our stockholders.
Termination of Employment
Participants whose employment terminates for any reason other than death or disability during any Performance Period will receive no payment under the Incentive Plan for such Performance Period. Participants whose employment terminates due to death or total and permanent disability during any Performance Period will receive prorated payments of the Award Target due for that Performance Period based on the number of days of employment completed during the Performance Period. Participants whose employment terminates for any reason after the close of the Performance Period, but before the distribution of the Award Payment under the Incentive Plan, will be paid all amounts otherwise payable had the Participant remained an employee.
Federal Income Tax Consequences
All amounts paid pursuant to the Incentive Plan are taxable as ordinary income to the Participants when paid. The Company may avoid any deduction limitation imposed by Section 162(m) of the Internal Revenue Code by paying performance-based compensation pursuant to the terms and conditions of the Incentive Plan. Compensation attributable to bonuses paid under the Incentive Plan will qualify as performance-based compensation, provided that: (a) such awards are granted by the Compensation Committee; (b) each award is paid only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome was substantially uncertain; (c) the Compensation Committee certifies in writing prior to paying the award that the performance goal has been satisfied; and (d) prior to paying the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).
Amendment and Termination of the Incentive Plan
The Compensation Committee or the Board of Directors may suspend, discontinue or amend the Incentive Plan at any time and for any reason, provided, however, any amendment shall be subject to approval by our stockholders to the extent necessary to comply with the requirements of Section 162(m) of the Internal Revenue Code.

Other Compensation
The Incentive Plan is not the exclusive means of compensating executive officers. The executive officers have and will continue to receive other compensation, including, for example, salary, bonuses and other compensation and benefits which may be granted outside of the Incentive Plan.
Payments Under the Incentive Plan for Fiscal 2009
During each Performance Period that the Incentive Plan is in effect, the Compensation Committee may adopt a bonus program pursuant to which participants, Award Targets and performance objectives under the Incentive Plan will be established for that period. For Fiscal 2009, subject to stockholder approval, the Compensation Committee adopted a program under which our Chief Executive Officer and four Executive Vice Presidents were designated to participate in the Incentive Plan. We anticipate that only our Chief Executive Officer will have the potential of earning more than $1 million in salary and Award Payment for Fiscal 2009. Our Executive Vice Presidents are designated participants in the Incentive Plan to protect the Company’s ability to deduct their compensation in the event compensation items other than salary and Award Payments (such as the exercise of previously issued stock options) should cause their total compensation to exceed the $1 million threshold. For a discussion of the 2009 bonus program, see “Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement.
The table below discloses the dollar value of the maximum Award Payments that may be paid under the Incentive Plan for Fiscal 2009 to the designated participants for such year, subject to achievement of the specified award criteria discussed below under “Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis section of this Proxy Statement. The amount of payments under the proposed Incentive Plan for years following Fiscal 2009 cannot be determined at this time, since they will be subject to future determinations of the Compensation Committee.
New Plan Benefits for Fiscal 2009

Maximum Dollar Value
That May be Earned for
Name and Position	Fiscal 2009
($)
R. Neal Black, President and Chief Executive Officer	1,500,000
Robert B. Hensley, Executive Vice President for Human Resources, Real Estate and Loss Prevention	308,750
David E. Ullman, Executive Vice President-Chief Financial Officer	292,500
Gary M. Merry, Executive Vice President for Store and Catalog Operations	230,750
James W. Thorne, Executive Vice President for Merchandising and Chief Merchandising Officer	227,500
Retired from Management
Robert N. Wildrick, Chairman of the Board and former Chief Executive Officer (1)	N/A
Current Executive Group total (five persons)	2,559,500
Non-Management Director Group	N/A
Non-Executive Officer Employee Group	N/A

(1)
Pursuant to SEC rules, Mr. Wildrick is included in the foregoing table because he is a named executive officer for purposes of this Proxy Statement. As Mr. Wildrick is no longer an executive officer of the Company, he is not eligible to participate in the Incentive Plan.

OTHER BUSINESS
Except as described in the accompanying Notice of Meeting, the Board knows of no business that will come before the Annual Meeting for action. If any business other than as described in the accompanying Notice of Meeting were to come before the Annual Meeting for action, the persons designated as proxies will have discretionary authority to act in their best judgment.
The Board encourages you to have your shares voted at the Annual Meeting by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you attend the Annual Meeting. However, by signing and returning the proxy you have assured your representation at the Annual Meeting. Thank you for your cooperation.
EXECUTIVE COMPENSATION AND RELATED INFORMATION
The following table sets forth our current directors and executive officers, their ages and the positions they hold:

Name	Age	Position
James H. Ferstl	66	Director
Andrew A. Giordano	76	Director, Chairman Emeritus and Lead Independent Director
Gary S. Gladstein	64	Director
William E. Herron	63	Director
Henry Homes, III	61	Director
Sidney H. Ritman	76	Director
Robert N. Wildrick	64	Director and Chairman of the Board
R. Neal Black	54	Chief Executive Officer, President and Director
Robert B. Hensley	56	Executive Vice President for Human Resources, Real Estate and Loss Prevention
Gary M. Merry	46	Executive Vice President for Store and Catalog Operations
James W. Thorne	48	Executive Vice President for Merchandising and Chief Merchandising Officer
David E. Ullman	51	Executive Vice President — Chief Financial Officer and Principal Financial and Accounting Officer
Information Concerning Executive Officers
For information regarding Mr. Black, see the section of this Proxy Statement entitled “Directors Whose Terms Expire in 2011.”
Robert B. Hensley has been our Executive Vice President for Human Resources, Real Estate and Loss Prevention since July 2007. Mr. Hensley was our Executive Vice President-Store Operations, Real Estate and Human Resources from April 2007 to July 2007 and our Executive Vice President-Stores and Operations from December 1999 to April 2007.
Gary M. Merry has been our Executive Vice President for Store and Catalog Operations since July 2007. Mr. Merry was our Senior Vice President for Operations from April 2007 to July 2007 and our Senior Vice President-Chief Information Officer from July 2001 to April 2007. Among his other duties, Mr. Merry was our Chief Information Officer from September 2000 to April 2008.

James W. Thorne has been our Executive Vice President for Merchandising and Chief Merchandising Officer since February 2009. Mr. Thorne joined the Company in 1986 and has held a variety of increasingly important merchandising positions, including Senior Vice President for Merchandising from September 2008 to January 2009; Senior Vice President for Planning and Allocation from June 2005 to September 2008; and Vice President/General Merchandise Manager for Tailored Clothing from February 2000 to June 2005.
David E. Ullman has been our Executive Vice President-Chief Financial Officer since September 1995. Mr. Ullman is our Principal Financial and Accounting Officer.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis discusses the principles underlying the Company’s compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. This discussion focuses on the compensation of our named executive officers- R. Neal Black, our Chief Executive Officer; David E. Ullman, our Chief Financial Officer; Robert B. Hensley, Gary M. Merry and James W. Thorne, our three other most highly compensated executive officers; and Robert N. Wildrick, our Chairman, who served as Chief Executive Officer through December 20, 20081. This discussion and analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and is intended to place in perspective the data presented in the tables and narratives that follow.
Role of the Compensation Committee and Management
Our Compensation Committee, comprised of Messrs. Herron, Homes and Ritman (Chairman), determines the compensation of our named executive officers and may advise the Board, or take other action, on other matters of compensation. Management provides the Compensation Committee with material for review concerning the compensation of the named executive officers, including a history of salary and non-equity incentive compensation paid to each named executive officer. Our Chief Executive Officer presents to the Compensation Committee an annual review of executive and management compensation and recommendations for base salary increases and non-equity incentive compensation (other than for himself). Our Chief Executive Officer is not present during the deliberation or determination by the Compensation Committee regarding his own compensation. Charles D. Frazer, our corporate Secretary, acts as Secretary to the Compensation Committee and is usually present during general, but not executive, sessions of the Compensation Committee. Mr. Frazer does not participate in the deliberations of the Compensation Committee. The Compensation Committee reviews the performance of each named executive officer against the established criteria for payment of non-equity incentive compensation for performance in the prior year (e.g., Fiscal 2008) and determines whether and in what amount non-equity incentive compensation should be paid. The Compensation Committee also considers compensation matters applicable to the current fiscal year (e.g., Fiscal 2009) and, when appropriate, authorizes employment contracts, contract extensions, base salary increases and non-equity incentive compensation targets.

[1]
Pursuant to Item 402(a)(3) of Regulation S-K, Mr. Wildrick is a “named executive officer” for purposes of this Proxy Statement because he served as our principal executive officer during a portion of Fiscal 2008, although he no longer serves in that capacity. Mr. Wildrick retired as Chief Executive Officer on December 20, 2008 in accordance with our previously announced leadership succession plan. This Compensation Discussion and Analysis, and the tables and narratives which follow, discusses (among other things) Mr. Wildrick’s compensation as Chief Executive Officer and as a non-employee director. For a further discussion of Mr. Wildrick’s compensation as a non-employee director, see the section of this Proxy Statement entitled “Director Compensation.” For a discussion of Mr. Wildrick’s compensation as a consultant to the Company, see the section of this Proxy Statement entitled “Transactions with Related Parties.”

Generally, the Compensation Committee determines the compensation of our directors. However, in order to increase the number of independent directors who participated in the decisions regarding Mr. Wildrick’s retirement from management and appointment and compensation as Chairman of the Board, in lieu of a meeting of the Compensation Committee, the Board of Directors met in executive session attended only by those members of the Board of Directors who are “independent directors” in accordance with the Nasdaq Rules. Prior to such meeting, the Company retained Towers Perrin, a global professional services firm with expertise in compensation matters and succession planning, to define the separate roles and responsibilities of Chairman of the Board, Chief Executive Officer and Company consultant for strategic planning and initiatives; recommend compensation and key terms for Mr. Wildrick under a consulting agreement; and recommend compensation for Mr. Wildrick as Chairman of the Board. Towers Perrin recommended, and the Board approved, an annual retainer of $150,000 per year for Mr. Wildrick for his services as Chairman of the Board. Mr. Wildrick’s compensation as a Company consultant and the key terms of his consulting agreement are discussed separately below in the section of this Proxy Statement entitled “Transactions with Related Persons.”
Objectives of the Compensation Program
Our Compensation Committee applies a consistent philosophy to compensation for our named executive officers. This philosophy is based on the premise that the Company’s achievements are the result of the coordinated efforts of all of our employees working toward common objectives. We strive to achieve those objectives through teamwork that is focused on meeting the expectations of our customers and stockholders.
The primary objectives of the compensation program are to:
•	align compensation with our corporate strategies and business objectives and performance;

•	enable the Company to attract, retain and reward senior managers who contribute to the long-term success of the Company; and

•	promote the achievement of key financial performance measures by linking cash compensation to the achievement of measurable corporate performance goals.
We believe that this compensation program allows us to successfully attract and retain talented employees, enhance stockholder value and foster innovation.
To achieve these objectives, our Compensation Committee has established the following principles to guide the development of our compensation program and to provide a framework for all compensation decisions: (a) provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term stockholder value; and (b) establish incentives that are directly tied to the overall financial performance of the Company.
Components of our Executive Compensation Program
The primary elements of our executive compensation program are:
•	Base salary;

•	Non-equity incentive compensation; and

•	Other employee benefits and non-cash compensation.

In addition, the agreements with our named executive officers provide or provided for certain potential payments upon termination for a variety of reasons, including, for Mr. Black and Mr. Wildrick, following a change in control of the Company. We have provided more detailed information about these benefits, along with estimates of their values under certain circumstances, below under the captions “Potential Payments on Termination or Change in Control” and “Transactions with Related Persons.” We believe these benefits help us compete for the services of talented individuals.
Since the beginning of Fiscal 2006, our executive compensation program has consisted almost exclusively of cash payments in the form of base salary and non-equity incentive compensation. There are no shares currently available for issuance under our equity incentive plans. We did not grant any options or other equity awards in Fiscal 2008 and we do not expect to do so in Fiscal 2009. Unless otherwise provided in the employment agreement for a particular named executive officer, our compensation-setting process consists of establishing for each named executive officer a targeted overall compensation level intended to permit us to retain that officer and provide sufficient incentive for his highest possible level of performance. The targeted compensation level is then allocated between base salary and non-equity incentive compensation. Neither the targeted compensation nor the allocation thereof is fixed by formula. Rather, they are determined based on many factors including internal pay equity, external market factors, reasonable employee expectations, pay history and performance.
In order to permit us to retain the named executive officers and to provide sufficient incentives for their highest possible level of performance, salaries and non-equity incentive compensation of such officers are reviewed at least annually and are usually adjusted after taking into account market conditions, individual responsibilities, experience, performance and other factors (including, where applicable, the terms of their employment agreements). Each named executive officer is or was employed by the Company pursuant an employment agreement which establishes (a) a base salary to be paid to the executive and (b) a percentage of base salary which the executive may potentially earn as non-equity incentive compensation. Under the terms of his employment agreement, beginning in Fiscal 2010, Mr. Black’s base salary will escalate annually pursuant to a cost of living adjustment tied to the Consumer Price Index. Mr. Black is eligible to earn up to 200% of his base salary as non-equity incentive compensation. Mr. Wildrick’s employment agreement contained the same cost of living adjustment; his maximum potential bonus was 250% of base salary. With respect to Messrs. Hensley, Merry, Thorne and Ullman, base salaries are not subject to a cost of living adjustment. Although their base salary levels have historically been adjusted each year, no adjustments are anticipated for Fiscal 2009.
Base Salary
We pay a base salary to attract talented executives and provide a secure base of cash compensation. The Compensation Committee typically reviews compensation for the named executive officers at a time proximate to the filing of our Annual Report on Form 10-K for the prior fiscal year. Except where otherwise required by contract, annual increases are not assured (although they have historically been granted to each named executive officer every year). Generally, increases (if any) in base salaries for the named executive officers go into effect at the same time as increases (if any) in base salaries go into effect for other employees of the Company. For example, base salaries for the named executive officers for pay year 2008 were set on April 9, 2008, and made effective May 4, 2008. No adjustments to base salary are currently anticipated for Fiscal 2009. Generally, in deciding whether, and to what extent, to make an adjustment to the respective base salaries of the named executive officers (other than the Chief Executive Officer), an important factor considered by the Compensation Committee is the Chief Executive Officer’s evaluation of the individual performances of the other named executive officers. Generally, the Chief Executive Officer makes his recommendation based upon his evaluation of the other named executive officer’s individual contribution to the performance of the Company and such other factors as he may deem relevant.

Each of Messrs. Black, Hensley, Merry, Thorne and Ullman (individually, an “Executive Officer” and collectively, our “Executive Management Team”) is employed pursuant to an employment agreement expiring on January 31, 2011, the end of our Fiscal 2010. In light of current economic conditions and the Company’s desire to control expenses, the Compensation Committee did not approve any increases in base salaries for our Executive Management Team above those amounts set forth in their respective employment agreements. Their annualized base salaries for Fiscal 2009 will therefore be as follows:

Fiscal 2009
Annualized
Executive Officer	Base Salary
($)
R. Neal Black	750,000
Robert B. Hensley	475,000
Gary M. Merry	355,000
James W. Thorne	350,000
David E. Ullman	450,000
Non-Equity Incentive Compensation
The Company’s officers and certain key managers are included in a non-equity incentive plan (the “Non-Equity Incentive Plan”). The Non-Equity Incentive Plan is designed to reward Company-wide performance through tying the payment of non-equity incentive compensation primarily to, among other things, the earning by the Company of certain net income goals2. In prior years, Mr. Wildrick participated in the Non-Equity Incentive Plan in accordance with his employment agreement, which entitled Mr. Wildrick to non-equity incentive compensation of up to 250% of his base salary upon achievement by the Company of certain specified earnings per share goals, payable quarterly. Those goals were established in 2003 for each year of then-remaining term of Mr. Wildrick’s employment agreement (Fiscal 2004 through Fiscal 2008). The goals represented a cumulative increase in earnings per share of at least 10% per year on a forward-looking basis commencing in Fiscal 2004. The Compensation Committee annually reviewed and approved the non-equity incentive compensation payment to Mr. Wildrick.
The following description of the Non-Equity Incentive Plan relates to participants other than Mr. Wildrick, whose participation is described above. As it relates to our Executive Management Team, the Non-Equity Incentive Plan for Fiscal 2009 was adopted by the Compensation Committee pursuant to the Jos. A. Bank Executive Management Incentive Plan and if such Executive Management Incentive Plan is approved by stockholders any Award Payments made thereunder are expected to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (see Proposal Three above). Each Non-Equity Incentive Plan participant is notified by the Company of a dollar amount or the percentage of such participant’s base salary up to which he or she is eligible to earn as non-equity incentive compensation and goals which must be achieved to be eligible to receive a payment under the plan. For Fiscal 2009, the percentages for all plan participants range from 10% to 200% of base salary. Mr. Black is eligible to receive non-equity incentive compensation of up to 200% of his base salary. Messrs. Hensley, Merry, Thorne and Ullman are each eligible to receive non-equity incentive compensation of up to 65% of their respective base salaries. The Non-Equity Incentive Plan goals are (a) the Company earning net income within or above a specified range (the “Eligibility Range”); (b) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (c) the participant complying with the Company’s Code of Conduct, Associate Manual and other rules, regulations and policies and not engaging in any dishonest acts or other acts which are or may be detrimental to customers,

[2]
For purposes of the Non-Equity Incentive Plan, “net income” is the reported net income of the Company for the applicable fiscal year and is therefore determined after deduction for all incentive plan and other compensation expenses.

fellow associates or the Company; and (d) specific goals for departmental or individual performance. The Eligibility Range has been approved by the Compensation Committee. If the Company’s net income is below the Eligibility Range, non-equity incentive compensation is not expected to be paid. If the Company’s net income is within the Eligibility Range, the percentage of the potential non-equity incentive compensation which participants are eligible to earn increases as net income increases, up to a pre-determined maximum specified amount. If the Company’s net income is at or above the highest level of net income within the Eligibility Range, each participant is eligible to earn his or her maximum non-equity incentive compensation potential. All such non-equity incentive compensation, if payable, is payable annually to each eligible participant. In deciding whether, and to what extent, to pay non-equity incentive compensation to each member of the Executive Management Team (other than the Chief Executive Officer), an important factor considered by the Compensation Committee is the Chief Executive Officer’s evaluation of the individual performance of such Executive Officer. Generally, the Chief Executive Officer makes his recommendation based upon his evaluation of the other Executive Officer’s individual contribution to the performance of the Company and such other factors as he may deem relevant. The final determination of all non-equity incentive compensation payments to the Executive Management Team is made by the Compensation Committee. The final determination of all non-equity incentive compensation payments to Non-Equity Incentive Plan participants who are not members of the Executive Management Team is made by the Chief Executive Officer. The Compensation Committee and the Chief Executive Officer, as the case may be, have the discretion to pay non-equity incentive compensation in an amount less than the maximum potential, even if the objective targets are achieved.
For Fiscal 2008, the Eligibility Range was $52.5 million to $57.5 million of net income. If the Company earned less than $52.5 million of net income, no participant was entitled to payment of non-equity incentive compensation under the Non-Equity Incentive Plan. At $52.5 million of net income each participant was eligible to receive up to 20% of his or her maximum bonus potential. At or above $57.5 million of net income, each participant was eligible to receive up to 100% of his or her maximum bonus potential. Between $52.5 million and $57.5 million of net income, the percentage of the maximum bonus potential which each participant was eligible to receive increased as net income increased.
For Fiscal 2009, the Eligibility Range is $57.5 million to $63.5 million of net income. If the Company earns less than $57.5 million of net income, no participant is entitled to payment of non-equity incentive compensation under the Non-Equity Incentive Plan. At $57.5 million of net income each participant is eligible to receive up to 20% of his or her maximum bonus potential. At or above $63.5 million of net income, each participant is eligible to receive up to 100% of his or her maximum bonus potential. Between $57.5 million and $63.5 million of net income, the percentage of the maximum bonus potential which each participant is eligible to receive will increase as net income increases.
The Company’s earnings per share in Fiscal 2008 ($3.17) exceeded the maximum target established for Fiscal 2008 under Mr. Wildrick’s employment agreement ($1.53). Had Mr. Wildrick remained Chief Executive Officer during all of Fiscal 2008, he would have been entitled to receive non-equity incentive compensation of $2,840,545, an amount equal to 250% of his Fiscal 2008 annualized base salary. Instead, Mr. Wildrick received non-equity incentive compensation of $2,130,481, the total of his first three quarterly bonus payments. As Mr. Wildrick retired as Chief Executive Officer on December 20, 2008, he did not receive his fourth quarterly bonus payment. For a discussion of compensation paid to Mr. Wildrick in connection with his retirement, see the section of this Proxy Statement entitled “Termination Payment and Benefits to Mr. Wildrick.”

Upon a review of the Company’s performance (which exceeded the maximum net income target under the Fiscal 2008 Non-Equity Incentive Plan) and the individual performance by each Executive Officer in Fiscal 2008, the Compensation Committee approved the payment of the following amounts under the Non-Equity Incentive Plan for Fiscal 2008 performance:

Fiscal 2008
Non-Equity
Incentive
Executive Officer	Compensation
($)
R. Neal Black	373,750
Robert B. Hensley	308,750
Gary M. Merry	230,750
James W. Thorne	150,000
David E. Ullman	292,500
For Fiscal 2008, the non-equity incentive compensation paid to the Executive Officers was 100% of their maximum potential payments.
In the face of the extraordinary downturn in the United States economy in general, and in the retail sector in particular, the Company earned $58.4 million of net income in Fiscal 2008 (a 16.4% increase over Fiscal 2007); exceeded its Fiscal 2008 minimum incentive payment target by approximately $5.9 million; and exceeded its Fiscal 2008 maximum incentive payment target by approximately $900,000. The Compensation Committee therefore determined that it was in the best interest of the Company and its stockholders to exercise its discretion and reward this performance with the payment to the Executive Officers of the discretionary bonuses set forth below. The Company paid no discretionary bonuses to the named executive officers in Fiscal 2007 or Fiscal 2006 and has no obligation or current intention to do so in the future.

Fiscal 2008
Discretionary
Executive Officer	Bonus
($)
R. Neal Black	50,000
Robert B. Hensley	25,000
Gary M. Merry	20,000
James W. Thorne	15,000
David E. Ullman	25,000
Other Employee Benefits and Non-Cash Compensation
In addition to the cash compensation described above, certain perquisites and benefits are provided to our named executive officers in cash, in-kind or through direct payment to third party providers. The Company believes these perquisites and benefits help us to be competitive in attracting and retaining senior management and are commensurate with the experience and skill of our named executive officers. In Fiscal 2008, the total value of these perquisites and benefits for the named executive officers ranged from approximately 5% to approximately 7% of base salary of the applicable named executive officer.
Certain perquisites are provided in accordance with the respective employment agreements of the named executive officers. Mr. Wildrick received an allowance to be used, in his discretion, for a car and/or for club dues. Messrs. Black, Hensley, Merry and Thorne each receive a car allowance. Mr. Ullman receives the use of a Company-leased car.

Certain benefits are made available by the Company under broad-based programs offered to most of our employees, including the named executive officers. Such benefits include insurance for medical, prescription drugs, dental, vision, long-term disability, life and accidental death and dismemberment and a legal services plan. For each of the named executive officers, the Company pays for these insurance benefits, as well as insurance for up to $2,500 of medical expense reimbursement. The Company also sponsors a 401(k) plan. The Company has generally elected, from year to year, to make a discretionary contribution to employees’ 401(k) accounts. In the event the Company elects to make a discretionary contribution, the Executive Management Team would be eligible to participate on the same basis as all other eligible employees; provided, however, that the contribution for certain executives may be limited by IRS rules.
Certain of our named executive officers and other executives participate in a non-qualified deferred compensation plan. We do not contribute to the plan or guarantee or supplement deemed investment returns on the participants’ accounts. We offer this plan because it provides an opportunity for the participants to save for future financial needs at little cost to the Company. Providing this non-qualified deferred compensation plan contributes to the Company’s attractiveness as an employer, thereby serving as a retention tool. The plan essentially operates as an uninsured, tax-advantaged personal brokerage account of the participant. Participation in the non-qualified deferred compensation plan does not affect the participant’s base salary or annual non-equity incentive compensation.
For a more detailed discussion of the deferred compensation arrangements relating to our named executive officers, see the Nonqualified Deferred Compensation table and accompanying narrative below.
Impact of Regulatory Requirements
Subject to certain exceptions, Internal Revenue Code Section 162(m) limits the deductibility of applicable employee remuneration with respect to any named executive officer to the extent that the amount of such remuneration for the taxable year with respect to such officer exceeds $1 million. In making compensation design and award decisions, the Company takes Section 162(m) into account in determining the total compensation cost which may be incurred by the Company. If, consistent with our business needs and without violating contractual obligations, we are able to structure compensation arrangements to eliminate the negative effects of Section 162(m), we will do so. If, however, the Company’s business needs dictate hiring or making compensation decisions which may result in the Company incurring non-deductible compensation expense, the Company will take such actions as may be necessary to meet those needs. For example, a much sought-after candidate for employment may be able to command in the marketplace compensation arrangements which do not meet the exceptions to the deductibility limitations under Section 162(m). In Fiscal 2008, Section 162(m) did not limit the deductibility of any compensation paid by the Company. We were limited under Section 162(m) in prior years and may be limited in future years. The Company is seeking to mitigate the impact of Section 162(m) in future years by adopting the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan and seeking stockholder approval of the Incentive Plan as described in Proposal Three of this Proxy Statement.
In Fiscal 2006, the Company adopted the Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), which generally requires a public entity to measure the cost of employee services received for an award of equity instruments based on the grant-date fair value of the award. The adoption of FAS 123R had no material effect on our financial statements, because, at the time of the adoption, all options previously issued under our equity incentive plans were fully vested. The Company does not expect any material effect in Fiscal 2009 as a result of the adoption of FAS 123R because no options or other equity awards are currently available for issuance under our equity incentive plans. The effect of the adoption of FAS 123R can only be measured if and when options become available and are granted by the Company in the future.
COMPENSATION COMMITTEE REPORT
The undersigned, constituting all of the members of the Compensation Committee, have reviewed and discussed with the management of the Company the foregoing Compensation Discussion and Analysis and, based on such review and discussion, have recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted, Compensation Committee:
Sidney H. Ritman (Chairman)
William E. Herron
Henry Homes, III

EXECUTIVE COMPENSATION
The following tables, narrative and footnotes discuss the compensation of our named executive officers for Fiscal 2006, Fiscal 2007 and Fiscal 2008. We follow the National Retail Federation’s “4-5-4” retail calendar, whereby for each fiscal quarter, the first month contains four weeks, the second month contains five weeks and the third month contains four weeks (each week containing the seven days from Sunday through Saturday). Dividing the retail calendar into 52 weeks of seven days each, or 364 days, leaves an extra day each year to be accounted for in a future fiscal period. As a result every five to six years a week is added to the fiscal calendar. Fiscal 2007 and 2008 were 52 week years. Fiscal 2006 was a 53 week year. The actual salary paid to each named executive officer in Fiscal 2006 was therefore greater than such officer’s annualized salary amount.
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation earned by our named executive officers for Fiscal 2008, Fiscal 2007 and Fiscal 2006.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Options	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Award	Compensation	Earnings	Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
R. Neal Black,	2008	591,443	50,000	—	—	373,750	—	28,550	1,043,743
President and Chief	2007	555,384	—	—	—	365,000	—	25,552	945,936
Executive Officer	2006	499,981	—	—	—	400,000	1,148	23,925	925,054

David E. Ullman,	2008	447,500	25,000	—	—	292,500	—	24,249	789,249
Executive Vice	2007	435,002	—	—	—	285,000	—	24,762	744,764
President-Chief Financial Officer	2006	376,080	—	—	—	325,000	—	22,979	724,059

Robert B. Hensley,	2008	473,750	25,000	—	—	308,750	—	260,454	1,067,954
Executive Vice President for	2007	464,231	—	—	—	305,000	—	26,753	795,984
Human Resources, Real Estate and Loss Prevention	2006	398,750	—	—	—	355,000	—	23,797	777,547

Gary M. Merry,	2008	353,750	20,000	—	—	230,750	—	24,558	629,058
Executive Vice President for Store and Catalog Operations (1)	2007	318,081	—	—	—	180,000	—	22,112	520,193

James W. Thorne,	2008	285,825	15,000	—	—	150,000	—	19,264	470,089
Executive Vice President for Merchandising and Chief Merchandising Officer (2)

Retired from Management	2008	994,191	—	—	—	2,130,409	—	1,215,138	4,339,738
Robert N. Wildrick, Chairman of	2007	1,090,548	—	—	—	2,731,293	—	35,784	3,857,625
the Board and former Chief Executive Officer	2006	1,084,272	—	—	—	2,667,278	—	35,943	3,787,493

(1)	Mr. Merry was not a named executive officer of the Company in Fiscal 2006. His compensation for that year is therefore not included.

(2)	Mr. Thorne was not a named executive officer of the Company in Fiscal 2006 or Fiscal 2007. His compensation for those years is therefore not included.

Notes to Summary Compensation Table
Bonus
The amounts in column (d) represent one-time discretionary bonuses. The Company paid no discretionary bonuses or other compensation which are reportable as bonuses as defined under SEC rules to the named executive officers in Fiscal 2007 or Fiscal 2006.
Stock and Option Awards
The Company issued no stock or option awards to the named executive officers in Fiscal 2008, Fiscal 2007 or Fiscal 2006.
Non-Equity Incentive Plan Compensation
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect amounts earned by, and payable to, each named executive officer for the applicable fiscal year under the Non-Equity Incentive Plan. Payments under the Non-Equity Incentive Plan were calculated as described in the Compensation Discussion and Analysis above. The non-equity incentive compensation paid to the Executive Management Team in Fiscal 2009 for performance in Fiscal 2008 represented the maximum potential awards that could have been earned under the Fiscal 2008 Non-Equity Incentive Plan. Mr. Wildrick’s non-equity incentive compensation for performance in Fiscal 2008 was paid to him in Fiscal 2008 and represented 75% of his maximum potential award. The non-equity incentive compensation paid to the named executive officers for performance in Fiscal 2007 ranged from 95% to 100% of the respective maximum potential award that could have been earned under the Fiscal 2007 Non-Equity Incentive Plan. The non-equity incentive compensation paid to the named executive officers for performance in Fiscal 2006 represented the maximum potential awards that could have been earned under the Fiscal 2006 Non-Equity Incentive Plan.
Changes in Pension Value and Nonqualified Deferred Compensation Earnings
The Company does not maintain a pension plan for which the named executive officers are eligible. The amounts set forth in column (h) represent the above-market earnings, if any, by the named executive officers on their respective accounts in the Company’s non-qualified deferred compensation plan. SEC regulations consider the “market rate” of interest to be 120% of the applicable federal long-term rate (the “AFR”). The above-market earnings credited to the participants in the non-qualified deferred compensation plan were calculated as the difference between the return earned on such participants’ accounts during the applicable fiscal year and the interest that would have been earned at a rate equal to 120% of the AFR. None of the participants in the non-qualified deferred compensation plan had above-market earnings in Fiscal 2008 or Fiscal 2007.

All Other Compensation
The tables below set forth the components of the amounts reported as All Other Compensation in column (i) of the Summary Compensation Table. These components are (a) either an allowance for a car and club dues, an allowance for a car or the use of a Company-leased car; (b) the cost of a legal services plan and of insurance for health, prescription drugs, medical expense reimbursement, dental, vision, long-term disability, life, and accidental death and dismemberment; (c) amounts contributed by the Company for the named executive officer under the Company’s 401(k) plan; (d) compensation earned by Mr. Hensley upon his exercise of previously issued stock options; (e) severance compensation earned by Mr. Wildrick; or (f) the prorated retainers paid to Mr. Wildrick for his service on the Board after his retirement from management. Except with respect to Mr. Ullman, the amounts shown in column (a) below are cash allowances and reflect the actual dollar amounts paid in the applicable fiscal year. With respect to Mr. Ullman, the amount shown in column (a) reflects the value of Mr. Ullman’s personal use of a Company-leased car during the applicable fiscal year.

	Fiscal 2008 All Other Compensation
	($)
Named Executive Officer	(a)	(b)	(c)	(d)	(e)	(f)	Total
R. Neal Black	10,708	13,342	4,500	—	—	—	28,550
David E. Ullman	9,175	10,574	4,500	—	—	—	24,249
Robert B. Hensley	9,600	14,683	4,500	231,671	—	—	260,454
Gary M. Merry	9,254	10,804	4,500	—	—	—	24,558
James W. Thorne	4,200	10,564	4,500	—	—	—	19,264
Robert N. Wildrick	18,577	13,335	4,500	—	1,009,000	169,726	1,215,138

	Fiscal 2007 All Other Compensation
	($)
Named Executive Officer	(a)	(b)	(c)	Total
R. Neal Black	9,600	11,452	4,500	25,552
David E. Ullman	10,597	9,665	4,500	24,762
Robert B. Hensley	9,600	12,653	4,500	26,753
Gary M. Merry	7,800	9,812	4,500	22,112
Robert N. Wildrick	21,000	10,284	4,500	35,784

	Fiscal 2006 All Other Compensation
	($)
Named Executive Officer	(a)	(b)	(c)	Total
R. Neal Black	9,785	9,300	4,840	23,925
David E. Ullman	9,852	8,287	4,840	22,979
Robert B. Hensley	9,785	9,172	4,840	23,797
Robert N. Wildrick	21,404	9,699	4,840	35,943

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning grants of non-equity awards earned by our named executive officers for Fiscal 2008.

		Estimated Possible Payouts			Estimated Future Payouts			All	All Other
		Under Non-Equity Incentive			Under Equity Incentive			Other	Option
		Plan Awards (1)			Plan Awards (2)			Stock	Awards:
								Awards:	Number
								Number	of	Exercise
								of	Securities	or Base
								Shares	Under-	Price of
	Grant							of Stock	Lying	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Options (4)	Awards
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
R. Neal Black		74,750	373,750	373,750	—	—	—	—	—	—
David E. Ullman		58,500	292,500	292,500	—	—	—	—	—	—
Robert B. Hensley		61,750	308,750	308,750	—	—	—	—	—	—
Gary M. Merry		46,150	230,750	230,750	—	—	—	—	—	—
James W. Thorne		30,000	150,000	150,000	—	—	—	—	—	—
Robert N. Wildrick		710,136	1,420,273	2,840,545	—	—	—	—	—	—

(1)
This column presents information about potential payouts under the Company’s Non-Equity Incentive Plan for Fiscal 2008. The actual non-equity incentive payment for performance in Fiscal 2008 was paid to the Executive Management Team in April 2009 and in quarterly payments to Mr. Wildrick in Fiscal 2008. All such payments are reflected in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation.” For a more detailed description of the Non-Equity Incentive Plan, see the “Non-Equity Incentive Compensation” section of the Compensation Discussion and Analysis above. The Non-Equity Incentive Plan does not specify a “target” amount; therefore the respective amounts in the “target” column for the Executive Management Team are representative amounts based on the Company’s actual Fiscal 2008 performance. For the Executive Management Team, the “threshold” amount represents the amount payable at the lowest net income level at which any award is payable and the “maximum” is the amount payable at the highest net income level. If the Company’s Fiscal 2007 financial performance was used in the determination of non-equity incentive compensation for the Executive Management Team in respect of the Non-Equity Incentive Plan for Fiscal 2008 performance, these Executive Officers would not have earned non-equity incentive compensation for Fiscal 2008 because the net income threshold established under the Non-Equity Incentive Plan for Fiscal 2008 performance was in excess of Fiscal 2007 net income. For Mr. Wildrick, the “threshold” amount represents the amount payable at the lowest of three earnings per share levels at which any award is payable; the “target” amount is the amount payable at the second earnings per share level; and the “maximum” amount is the amount payable at the highest of the three earnings per share levels.

(2)	The Company did not grant any equity incentive plan awards in Fiscal 2008.

(3)	The Company did not grant any stock awards in Fiscal 2008.

(4)	The Company did not grant any option awards in Fiscal 2008.

EMPLOYMENT AGREEMENTS
We had employment agreements with all of our named executive officers during all or some of Fiscal 2008. The material terms of each employment agreement relating to the information disclosed in the tables above are discussed below. Each named executive officer was or is entitled to certain payments following the termination of his employment with the Company. Set forth in the section below entitled “Potential Payments on Termination or Change in Control” is information regarding (a) potential payments on termination or change in control which may, under certain circumstances, be due to Messrs. Black, Ullman, Hensley, Merry and Thorne and (b) the actual payment and other benefits provided to Mr. Wildrick in connection with his retirement as Chief Executive Officer.
R. Neal Black
Prior to December 21, 2008, Mr. Black was our President and Chief Merchandising Officer and was employed pursuant to an amended and restated employment agreement that would have expired on January 31, 2010. Pursuant to a new employment agreement dated September 9, 2008, effective December 21, 2008, Mr. Black became our Chief Executive Officer and the former amended and restated employment agreement was terminated. Pursuant to the new employment agreement, Mr. Black’s annual salary in Fiscal 2009 is $750,000. Beginning in Fiscal 2010, Mr. Black’s base salary will be increased at least once each fiscal year in an amount not less than the percentage increase in the Consumer Price Index over the most recently reported 12-month period. The new employment agreement provides for an annual non-equity incentive opportunity of up to 200% of base salary based upon the achievement of annual performance goals, subject to stockholder approval of Proposal Three included in this Proxy Statement. The Compensation Discussion and Analysis section above includes a detailed description of our non-equity incentive compensation program. The new employment agreement also provides for benefits, perquisites, severance and an agreement not to compete with the Company, each of which is described in this Proxy Statement.
David E. Ullman, Robert B. Hensley, Gary M. Merry and James W. Thorne
Each of Messrs. Ullman, Hensley, Merry and Thorne is employed pursuant to an employment agreement that expires on January 31, 2011. Each of these employment agreements provides for an annual base salary, a non-equity incentive opportunity up to a specified percentage of annual base salary, benefits, perquisites, severance and the executive officer’s agreement not to compete with the Company, each of which is described in this Proxy Statement.
Robert N. Wildrick
Mr. Wildrick is our Chairman of the Board and was Chief Executive Officer and Executive Chairman through December 20, 2008. Mr. Wildrick was employed pursuant to an amended employment agreement that expired on December 20, 2008. The employment agreement established an annual base salary. Pursuant to his employment agreement, Mr. Wildrick was entitled to an annual cost of living increase to his base salary, tied to the Consumer Price Index. Mr. Wildrick’s employment agreement also provided for an annual non-equity incentive opportunity of up to 250% of his base salary based on the achievement by the Company of annual earnings per share goals, as described in more detail in the Compensation Discussion and Analysis section above. The employment agreement also provided for benefits, perquisites, severance and an agreement not to compete with the Company, each of which is described in this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END
The following table reflects outstanding stock options held by the named executive officers as of January 31, 2009.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive				Market	Unearned	Unearned
			Plan Awards:			Number	Value of	Shares,	Shares,
			Number of			of Shares	Shares or	Units or	Units or
	Number of	Number of	Securities			or Units	Units of	Other	Other
	Securities	Securities	Underlying			of Stock	Stock	Rights	Rights
	Underlying	Underlying	Unexercised		Option	That	That	That Have	That Have
	Unexercised	Unexercised	Unearned	Option	Expiration	Have Not	Have Not	Not	Not
Name	Options(1)	Options	Options	Exercise Price	Date	Vested	Vested	Vested	Vested
	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
R. Neal Black	42,968	—	—	1.4931	01/10/10	—	—	—	—
	21,802	—	—	4.5862	03/15/12	—	—	—	—
	43,683	—	—	9.8771	03/14/13	—	—	—	—
David E. Ullman	46,875	—	—	4.5862	03/15/12	—	—	—	—
	58,593	—	—	9.8771	03/14/13	—	—	—	—
Robert B. Hensley	18,233	—	—	9.8771	03/14/13	—	—	—	—
Gary M. Merry	—	—	—	—	—	—	—	—	—
James W. Thorne	11,718	—	—	9.8771	03/14/13	—	—	—	—
Robert N. Wildrick	—	—	—	—	—	—	—	—	—

(1)	All outstanding options held by the named executive officers had been subject to a vesting schedule and are now fully vested. Each option expires on the tenth anniversary of its grant date.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding option awards exercised by the named executive officers during Fiscal 2008.

	Option Awards			Stock Awards
	Number			Number
	of Shares			of Shares
	Acquired	Value		Acquired	Value
	on	Realized on		on	Realized on
Name	Exercise	Exercise		Vesting	Vesting
	(#)	($)		(#)	($)
(a)	(b)	(c)		(d)	(e)
R. Neal Black	—	—		—	—
David E. Ullman	—	—		—	—
Robert B. Hensley	40,360	658,834	(1)	—	—
Gary M. Merry	—	—		—	—
James W. Thorne	—	—		—	—
Robert N. Wildrick	—	—		—	—

(1)
Of the 40,360 shares acquired by Mr. Hensley upon exercise of his options, 14,110 shares were sold and 26,250 were held. As to the 14,110 shares which were sold, the dollar amount realized upon exercise has been determined as the difference between the market price of the shares at exercise (based on the average, open market sale price per share obtained by Mr. Hensley) and the exercise price of the options. As to the 26,250 shares which were held, the dollar amount realized upon exercise has been determined as the difference between the market price of the shares at exercise (based on the closing price on the date of exercise) and the exercise price of the options.

PENSION BENEFITS
The Pension Benefits table is omitted as the Company does not offer pension benefits to the named executive officers.

NONQUALIFIED DEFERRED COMPENSATION
The following table shows the nonqualified deferred compensation benefits for each named executive officer during Fiscal 2008. Mr. Wildrick, Mr. Merry and Mr. Thorne do not participate in the nonqualified deferred compensation plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings/(Losses)	Withdrawals/	Balance
Name	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
R. Neal Black	29,475	—	(205,764)	—	433,905
David E. Ullman	20,234	—	(38,890)	—	86,911
Robert B. Hensley	30,500	—	(83,075)	—	205,867
Gary M. Merry	—	—	—	—	—
James W. Thorne	—	—	—	—	—
Robert N. Wildrick	—	—	—	—	—
From February 3, 2008 through February 29, 2008, the Company maintained with The Vanguard Group (“Vanguard”) a nonqualified deferred compensation plan (the “Vanguard Plan”). Effective March 1, 2008, the Company replaced the Vanguard Plan with a new nonqualified deferred compensation plan (the “Fidelity Plan”) maintained with Fidelity Management Trust Company (“Fidelity”). Under these nonqualified deferred compensation plans, certain executives, including the named executive officers, were and are entitled to defer a portion of their base salary and a portion of their annual non-equity incentive compensation (up to 15% of base salary and non-equity incentive compensation under the Vanguard Plan; up to 15% of base salary and 25% of non-equity incentive compensation under the Fidelity Plan). Effective salary deferral elections must be made by eligible executives prior to the end of the calendar year with respect to salary amounts to be earned in the following year; effective non-equity incentive compensation deferral elections must be made no later than six months prior to the end of the applicable performance period. Participants in the nonqualified deferred compensation plan were and are entitled to direct the investment of the deferred amounts by selecting one or more funds offered by Vanguard or Fidelity, as applicable. Under the Vanguard Plan, participants were entitled to change their investment selection by contacting the Company. Under the Fidelity Plan, participants are entitled to change their investment selection by contacting Fidelity. The Company did not and does not restrict the frequency of changes in the investment selection. Vanguard maintained an excessive trading policy which generally prohibited buying or exchanging back into the same fund if a participant sold or exchanged shares of that fund within 60 calendar days. Fidelity maintains an excessive trading policy which generally prohibits exchanges in and then out of a fund option within 30 days (a “roundtrip”). Under Fidelity’s excessive trading policy, participants are limited to one roundtrip transaction per fund within any rolling 90-day period, subject to an overall limit of four roundtrip transactions across all funds over a rolling 12-month period. The value of the participant’s investment was and is based directly on the performance of the underlying mutual funds.

The amounts reported in column (d) above represent the aggregate losses (which include interest, dividends and dividend equivalents) on each named executive officer’s investment in such named executive officer’s selected funds. Pursuant to SEC regulations, all earnings on nonqualified deferred compensation in excess of 120% of the AFR are deemed “above market” earnings. Based on the performance of the funds selected by the named executive officers, none of the participants in the non-qualified deferred compensation plan had above-market earnings in Fiscal 2008.
The Company does not contribute to the nonqualified deferred compensation plan or guarantee or supplement deemed investment returns on the participants’ accounts. Amounts deferred under the plan are held in trust for payment of benefits under the plan, subject to the claims of the Company’s general creditors.
Under the Vanguard Plan, a participant was entitled to receive distributions upon the occurrence of one of the following events: (a) reaching age 62; (b) termination of employment with the Company; (c) death; (d) disability; and (e) hardship. Upon the death of a participant, his entire interest was payable to his beneficiary. Otherwise, distributions may be paid in a single lump sum or a series of substantially equal payments.
Under the Fidelity Plan, a participant is entitled to elect to receive distributions, either in a lump sum or in a series of substantially equal payments, either at separation of service or at the earlier of separation of service or reaching a pre-selected age. Regardless of any such election made by the participant, a lump sum distribution will automatically be made upon the earlier to occur of separation of service prior to age 62, death or a change in control of the Company.
POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
The table below contains information concerning potential payments on termination or change in control which may be due under the respective employment agreements with members of our Executive Management Team. Mr. Wildrick is not included in the table below because he was not an Executive Officer as of the end of Fiscal 2008. The actual payment and other benefits provided to Mr. Wildrick in connection with his retirement are discussed separately below in the section entitled “Termination Payment and Benefits to Mr. Wildrick.”
The table below shows the potential payments which would have been due to each member of our Executive Management Team upon termination or change in control based on the assumption that the event triggering such payments had taken place on the last day of Fiscal 2008. Non-Equity Incentive Compensation to our Executive Management Team for Fiscal 2008 was actually paid in April 2009 pursuant to the 2008 Non-Equity Incentive Plan. If the employment agreements had terminated on January 31, 2009 (the last day of Fiscal 2008), which they did not, the non-equity incentive compensation would still have been paid in April 2009. The 2008 non-equity incentive compensation would not have been paid twice. Columns (b) through (f) each represent a different circumstance under which payments may potentially be due pursuant to the employment agreements. The “Total” in any one column for any one Executive Officer represents that officer’s maximum potential payment under the applicable circumstance. The “Totals” are independent of one another and not cumulative for any one Executive Officer.

			Termination
	Termination		by Executive
	without		without Good
	Cause by		Reason or as a		Termination
	Company or		Result of the	Expiration	within 90
	for Good	Termination	Death or	at the	Days of a
	Reason by	by Company	Disability of	Election of	Change in
Name	Executive	for Cause	Executive	Company	Control
	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
R. Neal Black
Termination Payment	1,500,000	—	—	750,000	1,500,000
2008 Non-Equity Incentive Compensation	373,750	373,750	373,750	373,750	373,750

Total	1,873,750	373,750	373,750	1,123,750	1,873,750

David E. Ullman
Base Salary	675,000	—	—	675,000	—
2008 Non-Equity Incentive Compensation	292,500	292,500	292,500	292,500	—

Total	967,500	292,500	292,500	967,500	—

Robert B. Hensley
Base Salary	475,000	—	—	475,000	—
2008 Non-Equity Incentive Compensation	308,750	308,750	308,750	308,750	—

Total	783,750	308,750	308,750	783,750	—

Gary M. Merry
Base Salary	355,000	—	—	355,000	—
2008 Non-Equity Incentive Compensation	230,750	230,750	230,750	230,750	—

Total	585,750	230,750	230,750	585,750	—

James W. Thorne
Base Salary	300,000	—	—	300,000	—
2008 Non-Equity Incentive Compensation	150,000	150,000	150,000	150,000	—

Total	450,000	150,000	150,000	450,000	—

Notes to Potential Payments on Termination or Change in Control Table
Termination without Cause by Company or for Good Reason by Executive (Column (b))
Under the terms of the respective employment agreements with the members of our Executive Management Team, if the employment period is terminated by the Company without “cause” (as defined below) or by the executive for “good reason” (as defined below), the Company will be obligated to make a termination payment, in addition to paying the executive’s base salary through the date of termination. For Mr. Black, the termination payment is an agreed-upon amount payable in one lump sum. For Messrs. Ullman, Hensley, Merry and Thorne the termination payment is based on the Executive Officer’s base salary in effect as of the last day of Fiscal 2008 and is payable in equal weekly installments over the term corresponding to the amount due. Mr. Ullman is entitled to 18 months of salary. Messrs. Hensley, Merry and Thorne are entitled to 12 months of salary. An Executive Officer whose employment period is terminated by the Company without cause or by the executive for good reason will also receive any non-equity incentive compensation which may have been earned through the date of termination.
Without limiting the terms and conditions of the respective employment agreements between the members of our Executive Management Team and the Company, the term “cause,” as used in the employment agreements, generally means with respect to each Executive Officer (a) the conviction of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; (b) the willful commission of an act not approved of or ratified on behalf of the Company involving a material conflict of interest or self-dealing relating to any material aspect of the Company’s business or affairs; (c) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact upon the Company; or (d) the willful and material failure to comply with the lawful orders of the Company, provided such orders are consistent with the duties, responsibilities and/or authority of his office.
Without limiting the terms and conditions of the respective employment agreements between the members of our Executive Management Team and the Company, the term “good reason,” as used in the employment agreements, generally means any material breach by the Company of any provision of the employment agreement which is not cured within 30 days after notice. However, no notice is required for the Company’s failure to pay timely (or any reduction in) compensation or benefits paid or payable to the Executive Officer pursuant to the employment agreement.
Termination by Company for Cause (Column (c))
Under the terms of the respective employment agreements between the members of our Executive Management Team and the Company, if the employment period is terminated by the Company for cause, the Executive Officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments.
Termination by Executive without Good Reason or as a Result of the Death or Disability of Executive (Column (d))
Under the terms of the respective employment agreements between the members of our Executive Management Team and the Company, if the employment period is terminated by the Executive Officer without good reason or as a result of the death or disability of the Executive Officer, the Executive Officer will be paid his base salary through the date of termination and any non-equity incentive compensation earned through the date of termination, but is not entitled to any other payments.
Expiration at the Election of Company (Column (e))
Under the terms of the respective employment agreements between the members of our Executive Management Team and the Company, in the event the Company elects not to renew the employment agreement or to otherwise extend employment on the then current terms for an additional year, the Executive Officer will be entitled to severance payments. Mr. Black is entitled to receive a single severance payment of $750,000. Mr. Ullman is entitled to severance equal to 18 months of base salary and Messrs. Hensley, Merry and Thorne are entitled to severance equal to 12 months of base salary, in each case payable in equal, weekly installments over the term corresponding to the amount due. An Executive Officer whose employment agreement is not being renewed by the Company will also receive any non-equity incentive compensation which may have been earned for the year ending on the stated expiration date of the employment period.

Termination within 90 Days of a Change in Control (Column (f))
Mr. Black may terminate his employment agreement with the Company at any time within 90 days following a “change in control” (as defined below) of the Company. In the event of such termination, or if the Company terminates the employment agreement for cause within 90 days following a change in control, the Company will make the payments to Mr. Black as set forth above. In the event the employment agreement for one of the other Executive Officers is terminated within 90 days of a change in control, the termination payment would be calculated based upon the circumstances described in the notes to columns (b), (c) or (d), as applicable. A change in control does not affect the calculation of these termination payments.
Without limiting the terms and conditions of the Mr. Black’s employment agreement with the Company, the term “change of control,” as used in the employment agreement, generally means (a) the acquisition by any “person” (as defined in the Securities Exchange Act of 1934, as amended) of beneficial ownership of 51% or more of the stock of the Company; (b) the acquisition by any such “person” of beneficial ownership of 30% or more of the stock of the Company and a change in the majority of the Board; or (c) the merger, consolidation or liquidation of the Company or the sale or disposition of all or substantially all of the assets of the Company.
Additional Notes Regarding Potential Post-Employment Payments and Obligation
Non-Equity Incentive Compensation
The employment agreements use the word “bonus” to refer to payments which are designated as “non-equity incentive compensation” under SEC regulations and in this Proxy Statement. The employment agreements generally provide that in the event the employment period ends for any reason whatsoever on a day prior to payment of any bonus the Executive Officer may have earned for the previous fiscal year, the Company will pay such bonus to the Executive Officer as and when such bonus would otherwise have been paid had the employment period not ended. The employment agreements also generally provide that when and if bonuses are generally paid to employees of the Company for the fiscal year in which the termination occurs, the Company will pay to the Executive Officer a prorated bonus based on the number of days the Executive Officer was employed by the Company during such fiscal year. For the purpose of determining eligibility for payment of a prorata bonus, it is assumed that all conditions to payment of the bonus which were based upon performance by the Executive Officer (e.g., a job performance rating of “Effective” or better) were satisfied.
Non-compete Covenants
Following the termination of an employment agreement, the applicable Executive Officer is generally subject to non-compete covenants. The period of time during which such covenants are in effect varies depending upon the circumstances of termination. Generally, the non-competition term is six months. If the Executive Officer resigns without good reason, the term is 12 months. If post-termination payments are being made for longer than the otherwise applicable period, the non-compete covenants will be effective while such payments are being made. If the Company terminates Mr. Black’s employment agreement for cause, the non-competition term is six months. If the Company elects not to renew Mr. Black’s employment agreement, the non-competition term is one year. If the Company terminates Mr. Black’s employment agreement without cause or Mr. Black terminates his employment agreement for good reason or within 90 days following a change in control, the non-competition term is two years.

Termination Payment and Benefits to Mr. Wildrick
Pursuant to that certain Fourth Amendment to Employment Agreement, dated September 9, 2008 (the “Fourth Amendment to Employment Agreement”), the Company and Mr. Wildrick agreed that the last day of Mr. Wildrick’s employment period would be December 20, 2008. In consideration of Mr. Wildrick’s agreement to retire as Chief Executive Officer on such date, the Company paid to Mr. Wildrick $1,009,000, an amount calculated by the Company to not exceed the compensation which otherwise would have been earned by Mr. Wildrick had the employment agreement expired as originally scheduled on January 31, 2009. As a result of the earlier expiration of the employment agreement pursuant to the Fourth Amendment to Employment Agreement, (a) Mr. Wildrick was not entitled to payment of his fourth quarterly bonus payment, seven weeks of base salary or payout of his unused vacation time and (b) the Company became entitled to fully deduct all of Mr. Wildrick’s Fiscal 2008 compensation.
Mr. Wildrick is receiving lifetime post-retirement health insurance coverage. Pursuant to the Fourth Amendment to Employment Agreement, Mr. Wildrick has agreed to coordinate benefits with available Medicare coverage, thereby potentially saving the Company the cost of certain medical claims which otherwise would have been payable by the Company. Based on current actuarial assumptions, the Company anticipates incurring an average expense of approximately $15,000-$20,000 per year to provide post-retirement insurance benefits to Mr. Wildrick, exclusive of claims costs.
DIRECTOR COMPENSATION
The Compensation Committee evaluates and sets the appropriate level and form of director compensation for Directors other than Mr. Black (“Non-Employee Directors”). Management assists the Compensation Committee in connection with this process as needed. Mr. Black, as Chief Executive Officer, is not entitled to additional compensation for his services as a director.

Each Non-Employee Director receives an annual retainer of $40,000. Additional annual retainers are paid as follows: Chairman of the Board-$150,000; Lead Independent Director-$60,000; and each Committee Chair-$30,000. Each Non-Employee Director also receives attendance fees of $3,000 per Board meeting and $1,500 per meeting of the Audit, Compensation, Nominating and Governance and Special Litigation Committees. No fees are paid for meetings of the Executive Committee. One-half of the usual meeting attendance fee (i.e., $1,500 and $750, respectively) is paid to each Non-Employee Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or of a Committee. The tables below provide information concerning compensation of the Non-Employee Directors (other than Mr. Wildrick) for Fiscal 2008. Mr. Wildrick’s compensation for his services as a director is fully reflected in the Summary Compensation Table above.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
	($) (1)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
James H. Ferstl	37,014	—	—	—	—	—	37,014
Andrew A. Giordano	150,250	—	—	—	—	—	150,250
Gary S. Gladstein	58,750	—	—	—	—	—	58,750
William E. Herron	91,750	—	—	—	—	—	91,750
Henry Homes, III	39,264	—	—	—	—	—	39,264
Sidney H. Ritman	88,750	—	—	—	—	—	88,750
David A. Preiser	6,750	—	—	—	—	—	6,750

(1)
Amounts reported in column (b) represent retainers and attendance fees as more fully discussed above. Annual retainers paid to Messrs. Ferstl and Homes were prorated based on their term on the Board during Fiscal 2008. Mr. Preiser retired from the Board prior to the payment of any retainers in Fiscal 2008. Column (b) amounts consist of the following:

		Lead
		Independent	Committee
	Annual	Director	Chair	Attendance
Name	Retainer	Retainer	Retainer	Fees	Total
	($)	($)	($)	($)	($)
James H. Ferstl	31,014	—	—	6,000	37,014
Andrew A. Giordano	40,000	60,000	30,000	20,250	150,250
Gary S. Gladstein	40,000	—	—	18,750	58,750
William E. Herron	40,000	—	30,000	21,750	91,750
Henry Homes, III	31,014	—	—	8,250	39,264
Sidney H. Ritman	40,000	—	30,000	18,750	88,750
David A. Preiser	—	—	—	6,750	6,750
TRANSACTIONS WITH RELATED PERSONS
On September 9, 2008, the Company and Mr. Wildrick entered into a Consulting Agreement (the “Consulting Agreement”) pursuant to which the Company retained Mr. Wildrick to consult on matters of strategic planning and initiatives for a term of three years commencing February 1, 2009 at a fee of $825,000 per year. Generally, the Audit Committee would have been responsible for approving the Consulting Agreement as a related party transaction. However, in order to increase the number of independent directors who participated in the evaluation of the Consulting Agreement, in lieu of a meeting of the Audit Committee, the Board of Directors met in executive session attended only by those members of the Board of Directors who are “independent directors” in accordance with the Nasdaq Rules. Towers Perrin, an independent compensation consultant retained by the Company, recommended that Mr. Wildrick receive $70,000 per month in consulting fees. The Board and Mr. Wildrick agreed upon a slightly lesser amount of $68,750 per month. For a discussion of the services rendered by Towers Perrin, see “Role of the Compensation Committee and Management” in the Compensation Discussion and Analysis section of this Proxy Statement.

The Consulting Agreement includes an agreement by Mr. Wildrick not to compete with the Company or to solicit its customers or employees during its term. The Consulting Agreement also provides for the acceleration of payments due thereunder to Mr. Wildrick in connection with certain termination events. If Mr. Wildrick’s services are terminated by the Company without “cause” (as defined below), the Company will be obligated to pay Mr. Wildrick the balance of amounts due under the Consulting Agreement for its remaining term as and when such payments would otherwise be due. If Mr. Wildrick’s services are terminated by the Company with “cause,” the Company will be obligated to pay Mr. Wildrick the unpaid, prorated amount of the consulting fees payable through the date of termination. For purposes of the Consulting Agreement, “cause” means (i) the conviction of Mr. Wildrick of a felony involving money or other property of the Company or any other felony or offense involving moral turpitude; or (ii) the willful commission of any act of fraud or misrepresentation related to the business of the Company which would materially and negatively impact upon the Company. If within ninety (90) days following a change of control of the Company (defined consistently with Mr. Black’s employment agreement), Mr. Wildrick exercises his right to terminate the Consulting Agreement or the Company terminates the Consulting Agreement based on a default thereunder by Mr. Wildrick, the Company will pay Mr. Wildrick a lump sum equal to the balance of amounts due under the Consulting Agreement for its remaining term.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Giordano, Preiser and Ritman served on the Compensation Committee from the commencement of Fiscal 2008 until Mr. Preiser’s resignation from the Compensation Committee in April 2008. At that time, Mr. Gladstein was appointed to the Compensation Committee. Since September 2008 the Compensation Committee has consisted of Messrs. Herron, Homes and Ritman. During Fiscal 2008, no interlocking relationship existed between the members of our Compensation Committee and the board of directors or compensation committee of any other company. Nor did such members otherwise have any relationship requiring disclosure in this Proxy Statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of the Record Date by (1) each named executive officer, (2) each director, (3) all directors and executive officers as a group, and (4) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 500 Hanover Pike, Hampstead, Maryland 21074.

	Shares Beneficially Owned*
	Number	Percent

R. Neal Black (1)	149,624	*	*
James H. Ferstl	—	*	*
Andrew A. Giordano	36,140	*	*
Gary S. Gladstein (2)	75,503	*	*
Robert B. Hensley (3)	49,404	*	*
William E. Herron (4)	13,460	*	*
Henry Homes, III (5)	1,100	*	*
Gary M. Merry	10,000	*	*
Sidney H. Ritman	8,033	*	*
James W. Thorne (6)	14,061	*	*
David E. Ullman (7)	164,061	*	*
Robert N. Wildrick	292,968	1.60%
Barclays PLC (8)	926,114	5.06%
Barclays Global Investors (9)	1,169,478	6.39%
FMR LLC (10)	2,093,680	11.45%
The Vanguard Group, Inc. (11)	915,995	5.01%
All directors and executive officers as a group (12 persons) (12)	814,354	4.38%

*
If indicated by footnote, the number of shares beneficially owned includes shares of our common stock issuable upon the exercise of all options exercisable within 60 days of the Record Date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 18,290,977 shares of our common stock outstanding as of the Record Date, plus the number of options exercisable by the applicable individual(s) within 60 days of the Record Date. To our knowledge and based on reviews of Forms 4 and Schedules 13D and Schedules 13G filed with the SEC, except as disclosed in this table, no other stockholder beneficially owned more than 5% of our outstanding shares of common stock as of the Record Date.

**	Represents less than 1%.

(1)	Mr. Black’s shares include currently exercisable options to purchase 108,453 shares of common stock.

(2)	Mr. Gladstein’s shares include currently exercisable options to purchase 63,903 shares of common stock.

(3)	Mr. Hensley’s shares include currently exercisable options to purchase 18,233 shares of common stock.

(4)	Mr. Herron’s shares include currently exercisable options to purchase 7,500 shares of common stock.

(5)
Mr. Homes’ shares consist of an indirect beneficial interest in 700 shares of common stock held in a trust of which Mr. Homes is a trustee and a beneficiary and an indirect beneficial interest in 400 shares of common stock held in a trust of which Mr. Homes is a trustee and one of the remaindermen. Mr. Homes may be deemed to beneficially own an additional 1,600 shares of common stock held in a trust of which Mr. Homes is a trustee and one of the remaindermen. Mr. Homes disclaims beneficial ownership of such additional shares.

(6)	Mr. Thorne’s shares include currently exercisable options to purchase 11,718 shares of common stock.

(7)	Mr. Ullman’s shares include currently exercisable options to purchase 105,468 shares of common stock.

(8)
The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 1) filed by Barclays PLC with the SEC on February 11, 2009. The address of Barclays PLC is 1 Churchill Place, London, E14 5HP, England.

(9)
The information in the table above and in this footnote is based on a Schedule 13G filed with the SEC on February 5, 2009 by several entities, including Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”) and Barclays Global Investors, LTD (“Barclays LTD”). According to such Schedule 13G (a) these entities collectively may be deemed to beneficially own 1,169,478 shares of Company common stock and (b) (i) Barclays Investors has sole voting power over 325,802 shares and sole dispositive power over 394,298 shares, (ii) Barclays Advisors has sole voting power over 555,185 shares and sole dispositive power over 762,947 shares and (iii) Barclays LTD has sole voting power over 496 shares and sole dispositive power over 12,233 shares. The address of Barclays Investors and Barclays Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England.

(10)
The information in the table above and in this footnote is based on a Schedule 13G (Amendment No. 3) filed by FMR LLC (“FMR”) with the SEC on February 17, 2009. As described in such amended Schedule 13G, various persons affiliated with FMR also have beneficial ownership of certain shares of Company common stock reported as beneficially owned by FMR. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)
The information in the table above and in this footnote is based on a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 13, 2009. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(12)
Includes: R. Neal Black, James H. Ferstl, Andrew A. Giordano, Gary S. Gladstein, Robert B. Hensley, William E. Herron, Henry Homes, III, Gary M. Merry, Sidney H. Ritman, James W. Thorne, David E. Ullman and Robert N. Wildrick.

AUDIT COMMITTEE REPORT
The Audit Committee oversees the responsibilities of the Board of Directors relating to: (1) the integrity of our financial statements; (2) the qualifications and independence of our registered public accounting firm; (3) the performance of our registered public accounting firm; (4) the adequacy of our systems of internal accounting and financial controls; and (5) our compliance with ethics policies and legal and regulatory requirements.
Deloitte was the principal accountant engaged to audit the financial statements of the Company for Fiscal 2008. The Audit Committee has reviewed and discussed those audited financial statements with the Company’s management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning Deloitte’s independence, and the Audit Committee has discussed with Deloitte the independence of Deloitte from Jos. A. Bank.
Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2008 for filing with the SEC.
Respectfully submitted, Audit Committee:
William E. Herron (Chairman)
Andrew A. Giordano
Gary S. Gladstein
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, and any other person subject to Section 16 to file reports of beneficial ownership of common stock (Forms 3, 4 and 5) with the SEC. Officers, directors, and greater-than-ten percent stockholders are required to furnish the Company with copies of all such forms that they file.
To the Company’s knowledge, based solely on the Company’s review of the copies of Forms 3, 4 and 5, and amendments thereto, received by it during or with respect to Fiscal 2008, and written representations from certain reporting persons with regard to Form 5, all filings applicable to its officers, directors and greater-than-ten percent stockholders required by Section 16(a) were timely except as follows. On January 8, 2009, Mr. Gladstein filed a Form 4 to report the July 21, 2006 exercise of options to acquire, in the aggregate, 14,058 shares of Common Stock. No sale of the stock took place at the time of exercise.

Equity Compensation Plan Information
The table which follows contains information, as of the end of Fiscal 2008, on the Company’s equity compensation plans.

Number of Securities
	Number of		remaining available for
	Securities to be		future issuance under
	issued upon exercise	Weighted-average	equity compensation
	of outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options,	securities reflected in
Plan Category	and rights	warrants and rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by our stockholders	326,993	$9.15	—
Equity compensation plans not approved by our stockholders	—	—	—

Total	326,993	$9.15	—

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report and disclosures regarding the Audit Committee charter are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any such filings made by the Company under those statutes.
THE BOARD HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING. YOUR COOPERATION IS APPRECIATED.

APPENDIX
Jos. A. Bank Clothiers, Inc.
Executive Management Incentive Plan
Adopted Effective: December 9, 2008
Subject to Approval by the Company’s Stockholders: June 18, 2009
1. Purpose. This Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan (the “Plan”) is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating selected Participants to achieve the Company’s objectives. The Plan goals are to be achieved by providing such Participants with Award Targets, payment of which shall be based on the achievement of objectives relating to the performance of the Company or on the achievement of other objectively determinable performance goals. The Plan is intended to permit Award Payments that may qualify as “performance-based compensation” within the meaning of Section 162(m). Capitalized terms used but not otherwise defined herein shall have those respective meanings attributed to them in Section 17 hereof.
2. Administration. The Plan shall be administered by the Committee, which is composed entirely of independent directors. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan, and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each Performance Period. Unless otherwise determined by the Committee, each Performance Period shall correspond to the Company’s fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as “performance-based compensation” within the meaning of Section 162(m). All decisions, determinations, and interpretations by the Committee shall be final and binding on the Company and all Participants.
3. Selection of Participants. For each Performance Period, the Committee may designate one or more Participants to participate in the Plan. Absent any designation to the contrary, each Executive Officer of the Company for whom the Committee has established an Award Target for any given Performance Period shall be deemed a Participant for that Performance Period.
4. Establishing Performance Objectives.
(a) During or prior to the earlier of: (i) the first 90 days of each Performance Period, or (ii) the first 25% of such Performance Period, the Committee shall establish one or more performance objectives, at least one of which shall be based on a stockholder-approved business criterion. The Committee shall have discretion to establish additional objectives that are not based on stockholder-approved business criteria, including objectives the achievement of which may require subjective assessments by the Committee. The stockholder-approved business criteria are as follows: (i) net income; (ii) earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis; (iii) increase in the trading price of the Company’s stock above the trading price at the time the criteria is established; (iv) total stockholder return; (v) working capital; (vi) sales; (vii) expense and cost reductions or improvement in or attainment of expense levels; (viii) return ratios based on equity, investment, capital employed and/or assets; (ix) inventory levels, turns or aging; (x) operating ratios based on margin, income and/or net income; (xi) market share; (xii) cash flow or operating cash flow; (xiii) increase, decrease or ending balance of any item on the Company’s consolidated balance sheets; and (xiv) any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Committee.

(b) In determining whether performance objectives based on stockholder-approved business criteria have been satisfied, the following occurrences during the Performance Period shall be disregarded: (i) changes in tax law or accounting principles that become effective during the Performance Period; (ii) extraordinary, unusual or infrequently occurring events; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of intangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of “performance-based compensation” for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. At the time that an Award Target is established, the Committee may establish a schedule for an Award Payment based upon the partial achievement of one or more performance objectives.
5. Award Targets.
During or prior to the earlier of: (a) the first 90 days of each Performance Period, or (b) the first 25% of such Performance Period, the Committee shall establish for each Participant in the Plan one or more Award Targets, which may be expressed as a percentage of Base Salary. Notwithstanding the foregoing, no Participant shall receive in any fiscal year one or more Award Payments which, in the aggregate, exceed $5,000,000.
6. Award Payments. No later than 30 days after the receipt by the Committee of the audited financial statements for a Performance Period, the Committee shall determine (a) whether the established performance objectives for each Participant in the Plan were achieved and (b) the amount, if any, of the Award Payment which should be paid to each Participant. The Committee shall not have discretion to authorized payment to a Participant of an amount in excess of such Participant’s Award Target and may only make an Award Payment if the Committee determines that pre-established performance objectives based solely on the stockholder-approved business criterion or criteria pre-selected for the Participant was or were fully satisfied. Notwithstanding the Committee’s determination that the performance objectives based solely on the stockholder-approved business criterion or criteria pre-selected for the Participant was or were fully satisfied, the Committee shall nevertheless have discretion to reduce an Award Payment based on individual performance as it considers appropriate in the circumstances, and may apply subjective, discretionary criteria for this purpose.

7. Termination of Employment.
(a) Participants whose employment by the Company is terminated for any reason other than death or disability during any Performance Period will receive no payment or vesting under the Plan for such Performance Period.
(b) Participants who terminate employment due to death or total and permanent disability during any Performance Period will receive the maximum Award Payment for that Performance Period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days of employment that the Participant completed during that Performance Period and the denominator of which shall be the number of days in the Performance Period. Any Award Payment remaining unpaid, in whole or in part, at the death of a Participant shall be paid or delivered to the Participant’s legal representative or to a beneficiary designated by the Participant in accordance with the rules established by the Committee.
(c) Participants whose employment by the Company is terminated for any reason after the close of the Performance Period but before the distribution of payments or vesting under the Plan will be paid or will vest in all amounts applicable under this Plan for such Performance Period.
8. Time of and Payment of Award Payments.
(a) Payment or vesting of Award Payments shall be made within 30 days following the later of (i) the receipt by the Committee of the audited financial statements for the applicable Performance Period or (ii) the certification by the Committee that the performance and other criteria for payment have been satisfied. The Committee shall have the discretion to direct payment of the Award Payments in the form of (i) cash, (ii) shares of Common Stock, or (iii) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company.
(b) Notwithstanding the foregoing, the Committee, in its sole discretion, may defer the payment of Award Payments, or any portion thereof, to Participants as the Committee determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit Participants to defer receipt of the payment or vesting of Award Payments that would otherwise be delivered to a Participant. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which shall comply with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.
9. No Right to Employment or Award. No person shall have any claim or right to receive an Award Target or Award Payment, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Furthermore, the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a Participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the Participant.

10. Discretion of Company and Committee. Any decision made or action taken by the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the sole and absolute discretion of the Company or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.
11. No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former participant shall be no greater than those of a general unsecured creditor or stockholder of the Company, as the case may be.
12. Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former participant. This Section 12 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant’s personal representative.
13. Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Maryland.
14. Non-Exclusivity. The Plan does not limit the authority of the Company, the Board or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.
15. Section 162(m) Conditions; Bifurcation of Plan. It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as “performance-based compensation” under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).
16. Amendment or Termination. The Board and the Committee each reserve the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time. No Award Target may be established hereunder after the first Annual Meeting of Stockholders that occurs in 2014, unless this Plan is re-approved by the Company’s stockholders on or before such meeting. Notwithstanding the foregoing, nothing in this Section 16 shall prevent the Company from making an Award Payment relating to an Award Target that was established before the first Annual Meeting of Stockholders that occurs in 2014, and this Plan shall terminate upon the Award Payment, or denial of Award Payment, for the final outstanding Award Target established hereunder.

17. Definitions.
(a) “Award Payment” shall mean the payment of all or a portion of an Award Target as authorized by the Committee hereunder.
(b) “Award Target” shall mean the maximum amount which may be paid to a Participant hereunder for any given Performance Period upon satisfaction of performance objectives as established by the Committee.
(c) “Base Salary” shall mean with respect to a Performance Period which corresponds to the Company’s fiscal year, a Participant’s annualized regular rate of pay as of the beginning of the Performance Period, plus any increase which may be awarded in connection with the Participant’s performance review for the immediately prior fiscal year. With respect to a Performance Period which does not correspond to the Company’s fiscal year, the Committee shall determine the Participant’s “Base Salary” for purposes of the Plan at the time an Award Target is established.
(d) “Board” shall mean the Board of Directors of the Company.
(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
(f) “Committee” shall mean the Compensation Committee of the Board or such other committee of the Board that has been designated to administer programs intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
(g) “Common Stock” shall mean the common stock of the Company.
(h) “Company” shall mean Jos. A. Bank Clothiers, Inc., a Delaware corporation.
(i) “Executive Officer” shall mean the chief or principal executive officer, president, chief or principal financial officer, any executive vice president, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy making function, or any other person who performs similar policy making functions of or for the Company or an affiliated entity.
(j) “Participant” shall mean (i) an Executive Officer or (ii) an employee of the Company or an affiliated entity whose compensation is or may not be fully deductible pursuant to Section 162(m) or any other section of the Code absent the participation of such employee in the Plan.
(k) “Performance Period” shall mean a period of time determined by the Committee for performance objectives to be satisfied.
(l) “Section 162(m)” shall mean Section 162(m) of the Code, as well as any applicable regulations and guidance thereunder.

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

JOS. A. BANK CLOTHIERS, INC.
This Proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints R. Neal Black and Charles D. Frazer, and each of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to attend and represent the undersigned at the annual meeting of stockholders of Jos. A. Bank Clothiers, Inc. to be held at the Company’s headquarters, 500 Hanover Pike, Hampstead, Maryland, on June 18, 2009 at 10:00 a.m. Eastern Time, or at any adjournments or postponements thereof, and vote thereat the number of shares of stock of the Company which the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on this proxy card, and in their discretion (or the discretion of either of them) on all other matters properly coming before the meeting or any adjournments or postponements thereof.
The proxy statement and annual report on Form 10-K are available at https://materials.proxyvote.com/480838.
(Continued and to be dated and signed on the reverse side)

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

The Board of Directors recommends a vote “FOR” each of the proposals.							Please mark your votes like this		☒
			FOR ALL NOMINEES EXCEPT THE NOMINEE(S)	WITHHOLD AUTHORITY
1.	Election of Andrew A. Giordano, William E. Herron and Henry Homes, III as Directors for terms expiring at the Company’s 2012 Annual Meeting of Stockholders, or at such later time as their respective successors have been duly elected and qualified.	FOR ALL NOMINEES	NAMED BELOW	FOR ALL NOMINEES			FOR	AGAINST	ABSTAIN
		☐	☐	☐	2.	Ratification of the selection of Deloitte & Touche LLP as the Company’s registered public accounting firm for the fiscal year ending January 30, 2010. (Mark only one of the three boxes for this item)	☐	☐	☐

							FOR	AGAINST	ABSTAIN
	INSTRUCTION: Mark only one of the three boxes for this item. If applicable, print on the line below the name(s) of the nominee(s) for which authority to elect is being withheld.				3.	Approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan. (Mark only one of the three boxes for this item)	☐	☐	☐

					When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted “FOR” Mr. Giordano, Mr. Herron and Mr. Homes; “FOR” the ratification of the selection of Deloitte & Touche LLP; and “FOR” the approval of the Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan.
							COMPANY ID:

							PROXY NUMBER:

							ACCOUNT NUMBER:

Signature	Signature	Dated	,	2009.

Note:
Please sign exactly as name appears on the shares being voted. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.